UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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TALEO CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 15, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Taleo Corporation that will be held on Tuesday, May 17, 2011 at 3:00 p.m., Pacific time, at Taleo Corporation’s principal executive offices located at 4140 Dublin Boulevard, Suite 400, Dublin, California 94568.

Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying proxy materials. Also included is a copy of our 2010 Annual Report. We encourage you to read this information carefully.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of Taleo.

Very truly yours,

/s/ Michael Gregoire

Michael Gregoire
Chairman of the Board of Directors and Chief Executive Officer

TALEO CORPORATION

4140 Dublin Boulevard, Suite 400

Dublin, California 94568

NOTICE OF ANNUAL MEETING

FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Tuesday, May 17, 2011 at 3:00 p.m., Pacific time.

Place:	Taleo Corporation’s offices, located at: 4140 Dublin Boulevard, Suite 400, Dublin, California 94568

Items of Business:	(1) To elect three Class III directors for a term of three years or until their respective successors have been duly elected and qualified.

(2) To conduct a non-binding advisory vote on executive compensation.

(3) To conduct a non-binding advisory vote on the frequency of holding future advisory votes on executive compensation.

(4) To ratify the appointment of PricewaterhouseCoopers LLP as Taleo’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

(5) To transact such other business as may properly come before the Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote if you were a stockholder of record as of the close of business on March 31, 2011.

Voting:	Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and submit your proxy card or vote on the Internet or by telephone as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About Procedural Matters” and the instructions on the enclosed proxy card.

All stockholders are cordially invited to attend the Annual Meeting in person.

By Order of the Board of Directors,

/s/ Michael Gregoire

Michael Gregoire
Chairman of the Board of Directors and Chief Executive Officer

This notice of Annual Meeting, proxy statement and accompanying form of proxy card are being distributed on or about April 15, 2011.

i

TALEO CORPORATION

4140 Dublin Boulevard, Suite 400

Dublin, California 94568

PROXY STATEMENT FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT PROCEDURAL MATTERS

Annual Meeting

Q:	Why am I receiving these proxy materials?

A:	The Board of Directors of Taleo Corporation is providing these proxy materials to you in connection with the solicitation of proxies for use at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 17, 2011 at 3:00 p.m., Pacific time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth herein. The notice of Annual Meeting, this proxy statement and accompanying form of proxy card are being distributed to you on or about April 15, 2011.

Q:	Where is the Annual Meeting?

A:	The Annual Meeting will be held at Taleo’s offices, located at 4140 Dublin Boulevard, Suite 400, Dublin, California 94568. The telephone number at that location is (925) 452-3000.

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of March 31, 2011. You should bring photo identification for entrance to the Annual Meeting. The meeting will begin promptly at 3:00 p.m., Pacific time. Stockholders may request directions to Taleo’s offices in order to attend the Annual Meeting by calling (925) 452-3000.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Stockholders of record — If your shares are registered directly in your name with Taleo’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.” These proxy materials have been sent directly to you by Taleo.

Beneficial owners — Many Taleo stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record.

As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, trustee or nominee. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Quorum and Voting

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The presence of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Holders of record of Taleo’s Class A common stock, par value $0.00001 per share (the “Common Stock”), at the close of business on March 31, 2011 (the “Record Date”) are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date.

As of the Record Date, there were 40,926,909 shares of Class A common stock outstanding and entitled to vote at the Annual Meeting. No shares of Taleo’s preferred stock were outstanding.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or voting instructions as described below, so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For instructions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instructions provided to you by your broker, trustee or nominee.

By mail — Stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Taleo stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instructions provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

By Internet — Stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards until 11:00 p.m., Eastern time, on May 16, 2011. Most Taleo stockholders who hold shares beneficially in street name may vote by accessing the web site specified in the voting instructions provided by their brokers, trustees or nominees. If you are a beneficial owner of shares held in street name, please check the voting instructions provided by your broker, trustee or nominee for Internet voting availability.

By telephone — Stockholders of record who live in the United States, Puerto Rico or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards until 11:00 p.m., Eastern time, on May 16, 2011. Most Taleo stockholders who hold shares beneficially in street name may vote by phone by calling the number specified in the voting instructions provided by their brokers, trustees or nominees. If you are a beneficial owner of shares held in street name, please check the voting instructions for telephone voting availability.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote on:

(1)	The election of three Class III directors for a term of three years or until their respective successors have been duly elected and qualified;

(2)	The non-binding advisory vote on executive compensation;

(3)	The non-binding advisory vote on the frequency of holding future advisory votes on executive compensation; and

(4)	The ratification of the appointment of PricewaterhouseCoopers LLP as Taleo’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Q: What is the voting requirement to approve each of the proposals?

A:	Proposal One — A plurality of the votes cast is required for the election of directors. You may vote “FOR” or “WITHHOLD” on each of the three nominees for election as director. The three nominees for director receiving the highest number of affirmative votes will be elected as Class III directors of Taleo to serve for a term of three years or until their respective successors have been duly elected and qualified. Abstentions and broker non-votes will not affect the outcome of the election.

Proposal Two — The affirmative vote of a majority of votes cast is required to approve the advisory vote on executive compensation. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Proposal Three — A plurality of the votes cast is required to approve the advisory vote on the frequency of holding future advisory votes on executive compensation. You may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN” on this proposal. The frequency — one year, two years or three years — receiving the highest number of votes will be the frequency of holding future advisory votes on executive compensation recommended by the stockholders. Abstentions and broker non-votes will not affect the outcome of this proposal.

Proposal Four — The affirmative vote of a majority of votes cast is required to ratify the appointment of PricewaterhouseCoopers LLP as Taleo’s independent registered public accounting firm. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote your shares:

•	“FOR” the three nominees for election as director listed in Proposal One;

•	“FOR” the approval of Taleo’s executive compensation;

•	For the option of every “ONE YEAR” as the frequency of holding future advisory votes on executive compensation; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Taleo’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Q:	If I sign a proxy, how will it be voted?

A:	All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting (and not revoked) will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board of Directors.

Q:	What happens if additional matters are presented at the Annual Meeting?

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Taleo does not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

If you are a stockholder of record, you may change your vote by (1) filing with Taleo’s Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A stockholder of record that has voted on the Internet or by telephone may also change his or her vote by later making a timely and valid Internet or telephone vote.

If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or other nominee or (2) if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Any written notice of revocation or subsequent proxy card must be received by Taleo’s Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to Taleo’s Secretary or should be sent so as to be delivered to Taleo’s principal executive offices, Attention: Corporate Secretary.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	Taleo will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. Taleo may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Taleo may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Taleo may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Taleo’s costs for such services, if retained, will not be significant.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and will publish final results in a current report on Form 8-K within four business days after the Annual Meeting.

Stockholder Proposals and Director Nominations

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Requirements for stockholder proposals to be considered for inclusion in Taleo’s proxy materials — Stockholders may present proper proposals for inclusion in Taleo’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to Taleo’s Secretary in a timely manner. In order to be included in the proxy statement for the 2012 annual meeting of stockholders, stockholder proposals must be received by Taleo’s Secretary no later than December 16, 2011, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an annual meeting — In addition, Taleo’s bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by (1) the Board of Directors, (2) the Corporate Governance and Nominating Committee or (3) any stockholder entitled to vote who has delivered written notice to Taleo’s Secretary no later than the Notice Deadline (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations.

Taleo’s bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors or (3) properly brought before the meeting by a stockholder who has delivered written notice to the Secretary of Taleo no later than the Notice Deadline (as defined below).

The “Notice Deadline” is defined as that date which is 120 days prior to the one year anniversary of the date on which Taleo first mailed its proxy materials to stockholders for the previous year’s annual meeting of stockholders. As a result, the Notice Deadline for the 2012 annual meeting of stockholders is December 16, 2011.

If a stockholder who has notified Taleo of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Taleo need not present the proposal for vote at such meeting.

Q:	How may I obtain a copy of the bylaw provisions regarding stockholder proposals and director nominations?

A:	A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of Taleo. All notices of proposals by stockholders, whether or not included in Taleo’s proxy materials, should be sent to Taleo’s principal executive offices, Attention: Corporate Secretary.

Additional Information about the Proxy Materials

Q:	What should I do if I receive more than one set of proxy materials?

A:	You may receive more than one set of proxy materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Taleo proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	How may I obtain a separate set of proxy materials or the 2010 Annual Report?

A:	If you share an address with another stockholder, each stockholder may not receive a separate copy of the proxy materials and 2010 Annual Report.

Stockholders who do not receive a separate copy of the proxy materials and 2010 Annual Report may request to receive a separate copy of the proxy materials and 2010 Annual Report by calling (925) 452-3000 or by writing to Investor Relations at Taleo’s principal executive offices. Alternatively, stockholders who share an address and receive multiple copies of the proxy materials and 2010 Annual Report can request to receive a single copy by following the instructions above.

Q:	What is the mailing address for Taleo’s principal executive offices?

A:	Taleo’s principal executive offices are located at 4140 Dublin Boulevard, Suite 400, Dublin, California 94568. The telephone number at that location is (925) 452-3000.

Any written requests for additional information, additional copies of the proxy materials and 2010 Annual Report, notices of stockholder proposals, recommendations for candidates to the Board of Directors, communications to the Board of Directors or any other communications should be sent to this address.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 17, 2011.

The proxy statement and annual report to stockholders is available at http://ir.taleo.com/financials.cfm.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Taleo’s Board of Directors is currently comprised of nine members who are divided into three classes with staggered three-year terms. A director serves in office until his respective successor is duly elected and qualified or until his earlier death or resignation. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. Your proxy cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Nominees

Three Class III directors have been nominated for election at the Annual Meeting for a three-year term expiring in 2014. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated Patrick Gross, Jeffrey Schwartz and Jeffrey Stiefler for election as Class III directors. The term of office of each person elected as director will continue until such director’s term expires in 2014, or until such director’s successor has been duly elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the re-election of Messrs. Gross, Schwartz and Stiefler. Taleo expects that Messrs. Gross, Schwartz and Stiefler will accept such nominations; however, in the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors to fill such vacancy.

Director Qualifications

We have adopted a policy for evaluating director candidates which is described in more detail in the Corporate Governance section at page 17 below. Under this policy, the Corporate Governance and Nominating Committee considers issues such as character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like in evaluating members of the Board of Directors in seeking to maximize board effectiveness. Taleo does not maintain a diversity policy with respect to its Board of Directors. As noted above, however, Taleo does consider diversity to be a relevant consideration, among others, in the process of evaluating and identifying director candidates. Taleo believes each director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including operations, industry experience, corporate governance, compliance, board service, executive management, finance, mergers and acquisitions, international business and various customer segments (including technology, the financial sector, and government). As the biographical information of our directors illustrates, all of our directors satisfy our general criteria for Board membership. When identifying director candidates, we take into account the present and future needs of the Board of Directors and the committees of the Board of Directors. For instance, depending on the composition of the Board of Directors at a given time, a candidate capable of meeting the requirements of an audit committee financial expert might be a more attractive candidate than a candidate with significantly more software industry expertise, or vice versa. We also consider the character, judgment and integrity of director candidates, which we evaluate through reference checks, background verification and reputation in the business community. We believe all of our directors to be of high character, good judgment and integrity. Our principal goal with respect to director qualifications is to seat directors who are able to increase the overall effectiveness of the Board of Directors and increase stockholder value. Beneath the biographical details of each nominee or director listed below, we have detailed the specific experience, qualifications, attributes or skills of each nominee or director that led the Board of Directors to conclude that each nominee or director should serve on the Board of Directors.

The Board of Directors Recommends a Vote “For” the Nominees Listed Above.

Information Regarding the Nominees and Other Directors

Nominees for Class III Directors for a Term Expiring in 2014

Name	Age	Principal Occupation and Business Experience
Patrick Gross	66

Chairman, The Lovell Group. Mr. Gross has served as a director since August 2006. Mr. Gross is chairman of The Lovell Group, a private business and technology advisory and investment firm, which he founded in October 2002. Mr. Gross is a founder of, and served in a variety of positions from 1970 to 2002 at American Management Systems, Inc., an information technology consulting, software development, and systems integration firm. Mr. Gross serves on the boards of directors of Capital One Financial Corporation, Career Education Corporation, Liquidity Services, Inc., Rosetta Stone Ltd., and Waste Management, Inc. Mr. Gross also serves on the boards of directors of various private companies. Mr. Gross previously served on the boards of directors of Mobius Management Systems, Inc. from 2002 to 2007 and Computer Network Technology Corporation from 1997 to 2006. Mr. Gross holds a bachelor’s degree in engineering science from Rensselaer Polytechnic Institute, a master’s degree in engineering from the University of Michigan and a master’s degree in business administration from Stanford University.

Qualifications to serve as director: Mr. Gross is independent and has deep expertise in many areas, including corporate governance. Mr. Gross’s expertise includes selling into and servicing U.S. government entities, an area of planned expansion for Taleo. He also has management experience in the business of technology consulting, software development and systems integration, which is useful to the Board. Additionally, Mr. Gross has served as a director on the boards of public companies much larger than Taleo and, as a result, Mr. Gross is exposed to thinking and best practices with respect to governance and other board matters that has been of value to Taleo. Mr. Gross currently chairs Taleo’s corporate governance and nominating committee.

Jeffrey Schwartz	46

Managing Director, Bain Capital Venture Partners, LLC. Mr. Schwartz has served as a director since January 2001. Mr. Schwartz is a managing director of Bain Capital Venture Partners, LLC, a private investment firm. Prior to joining Bain Capital Venture Partners in March 2000, Mr. Schwartz was a vice president of Wellington Management Company, LLP, an investment management firm, from January 1999 to February 2000, and a vice president with Merrill Lynch, Pierce, Fenner & Smith Incorporated, an investment banking firm, from August 1994 to January 1999. Mr. Schwartz also serves on the boards of directors of EDGAR Online, Inc. and various private companies. Mr. Schwartz holds a bachelor’s degree in economics from Dartmouth College and a master’s degree in business administration from Harvard Business School.

Qualifications to serve as director: Mr. Schwartz is independent and has deep domain expertise in Taleo’s principal markets. Mr. Schwartz has experience in the areas of mergers and acquisitions, financing arrangements and venture investment. His expertise and experience has informed Taleo’s decisions over time with respect to transaction structure, transaction valuation, financing options and evaluation of investment opportunities. In his role as a managing director of Bain Capital Venture Partners, Mr. Schwartz is also exposed to a wide variety of business models and best practices for growth companies, and Mr. Schwartz has shared insights with Taleo in these areas over time.

Jeffrey Stiefler	64	Former President of American Express Company and Former Chairman, President and Chief Executive Officer of Digital Insight. Mr. Stiefler has served as a director since August 2008 and Lead Independent Director since May 2010. Mr. Stiefler serves on the boards of directors of VeriFone Holdings, Inc., LPL, Inc. and various private companies, and is a venture partner for Emergence Capital Partners, a venture capital firm serving early and growth stage companies. Prior to that, Mr. Stiefler was the chairman, chief executive officer, and president of Digital Insight Corporation from August 2003 until the company’s sale to Intuit in February 2007. From February 1996 until September 2003, Mr. Stiefler served as an advisor to private equity firms McCown DeLeeuw and Company and North Castle Partners. From February 1983 until September 1995, Mr. Stiefler was with American Express Company, serving as president and a director of American Express from 1993 to 1995 and president and CEO of IDS Financial Services Corporation, a subsidiary of American Express from 1991 to 1993. Prior to American Express, he held a variety of leadership positions with Citicorp and Boise Cascade Corporation. Mr. Stiefler previously served on the Board of directors of Digital Insight from 2003 to 2007. Mr. Stiefler holds a bachelor’s degree in arts from Williams College and a master’s degree in business administration from Harvard Business School.

Qualifications to serve as director: Mr. Stiefler is independent and has significant senior management expertise at a Fortune 100 company. As a former chief executive officer of a software company, Mr. Stiefler’s operational and strategic experiences are relevant to issues faced by Taleo on a regular basis. We believe he brings a unique perspective to the Board as a result of having served in the highest levels of management of both a large public company and a high growth, smaller public company. Mr. Stiefler’s current and past board experience, including the role of chairman of the board of directors of a public company, also exposed him to best practices and approaches that are beneficial to Taleo.

Incumbent Class I Directors Whose Term Expires in 2012

Name	Age	Principal Occupation and Business Experience
Gary Bloom	50	Chief Executive Officer of eMeter, Inc., Former Vice Chairman and President of Symantec, and Former Chairman and Chief Executive Officer of Veritas. Mr. Bloom has served as a director since February 2007. Mr. Bloom is chief executive officer of eMeter, Inc. Mr. Bloom was previously the vice chairman and president of Symantec Corporation from July 2005 to March 2006. Mr. Bloom joined Symantec through Symantec’s merger with VERITAS Software Corporation, where he served as president and chief executive officer from November 2000 to January 2002, and chairman, president and chief executive officer from January 2002 to July 2005. Mr. Bloom joined VERITAS after a 14-year career with Oracle Corporation, an enterprise software company, rising to the rank of Executive Vice President. Mr. Bloom also serves on the board of directors of BMC Software, Inc., a public company. Mr. Bloom holds a bachelor’s degree in computer science from California Polytechnic State University San Luis Obispo.

		Qualifications to serve as director: Mr. Bloom is independent and his operational and strategic experiences as a chief executive officer in the software industry are relevant to the issues and opportunities that Taleo manages on a regular basis. His experience as a senior executive with over 20 years of software company experience gives him insights into the operational and strategic issues facing Taleo. Mr. Bloom’s past board experience, including the role of chairman of the board of directors of a public company, have also provided Mr. Bloom with experience into issues relevant to Taleo.

Greg Santora	59

Former Chief Financial Officer of Intuit, Inc. and Shopping.com. Mr. Santora has served as a director since December 2006. Mr. Santora is an independent management consultant, advising clients in the technology industry. Prior to being an independent management consultant, Mr. Santora served as chief financial officer of Shopping.com, a provider of internet-based comparison shopping resources, from December 2003 to September 2005. From 1997 through 2002, he served as senior vice president and chief financial officer of Intuit, Inc., a provider of small business and personal finance software. Prior to Intuit, Mr. Santora spent nearly 13 years at Apple Computer in various senior financial positions including Senior Finance Director of Apple Americas and Senior Director of Internal Consulting and Audit. Mr. Santora, who began his accounting career with Arthur Andersen LLP, has been a CPA since 1974. He also serves on the board of directors of Align Technology, Inc. Mr. Santora holds a bachelor’s degree in accounting from the University of Illinois and a master’s degree in business administration from San Jose State University.

Qualifications to serve as director: Mr. Santora is independent and has significant software industry experience and senior management experience as chief financial officer of Intuit. The compliance, financial reporting and audit expertise Mr. Santora gained in his senior finance and operations roles, including as a chief financial officer, is valuable in addressing issues that may arise at Taleo. Mr. Santora is currently the audit committee chairman and is the designated audit committee financial expert. Mr. Santora also serves on the board of directors and audit committee of another publicly traded company, which gives Mr. Santora insight and perspective into current best practices with respect to finance organizations and the audit committee function.

James Tolonen	61	Former Senior Group Vice President of Finance and Administration and Chief Financial Officer at Business Objects, S.A. Mr. Tolonen has served as a director since August 2010. Mr. Tolonen serves on the boards of directors of Blue Coat Systems, Inc., a public company, and The Coral Reef Alliance, a not for profit entity. Mr. Tolonen was senior vice president of finance and administration and chief financial officer at Business Objects, S.A. from 2003 until 2008. In this capacity, Mr. Tolonen managed the global finance, tax, information technology and administrative organizations of Business Objects. Prior to his employment by Business Objects Mr. Tolonen held senior executive positions at IGN Entertainment, Inc. (a subsidiary of News Corporation), CyberMedia, Inc. and Novell, Inc. and served on the boards of directors of IGN Entertainment, Inc. and CyberMedia, Inc. Mr. Tolonen holds a bachelor’s degree in mechanical engineering and a master’s degree in business administration from the University of Michigan.

Qualifications to serve as director: Mr. Tolonen is independent and has significant software industry experience and senior management experience as the former chief financial officer of Business Objects. The compliance, financial reporting and audit expertise Mr. Tolonen gained in his senior finance and operations roles, including as a chief financial officer, is valuable in addressing issues that may arise at Taleo. Mr. Tolonen is currently an audit committee member and is a designated audit committee financial expert. Mr. Tolonen also serves on the board of directors and audit committee of another publicly traded company, which gives Mr. Tolonen insight and perspective into current best practices with respect to finance organizations and the audit committee function.

Incumbent Class II Directors Whose Term Expires in 2013

Name	Age	Principal Occupation and Business Experience
Michael Gregoire	45

Chairman of the Board of Directors, President and Chief Executive Officer, Taleo Corporation. Mr. Gregoire has served as Taleo’s president and chief executive officer since March 2005, as a director since April 2005, and as chairman of the board since May 2008. Prior to joining Taleo, Mr. Gregoire worked at PeopleSoft, an enterprise software company, from May 2000 to January 2005, most recently as executive vice president, global services. Prior to PeopleSoft, Inc., Mr. Gregoire served as managing director for Global Financial Markets at Electronic Data Systems, Inc., a technology services provider, from 1996 to April 2000, and in various other roles from 1988 to 1996. Mr. Gregoire also serves on the board of directors of ShoreTel Inc. Mr. Gregoire holds a master’s degree from California Coast University and a bachelor’s degree in physics and computing from Wilfred Laurier University in Ontario, Canada.

Qualifications to serve as director: As the chief executive officer of Taleo, Mr. Gregoire has the ultimate operational management responsibilities for the business of Taleo. He has deep domain knowledge of Taleo’s markets and as chief executive officer is most knowledgeable about the state of Taleo’s business, the business risks faced by Taleo and management’s strategy and plans for accomplishing Taleo’s goals. Prior to joining Taleo, Mr. Gregoire had significant software industry expertise and experience at senior management levels, much of which was focused on providing human resource related software and services to large organizations.

Jonathan Schwartz	45	Former President, Chief Executive Officer and Director of Sun Microsystems, Inc. Mr. Schwartz has served as a director since August 2010. An executive at Sun Microsystems from 1996 until 2010, Mr. Schwartz was most recently president, chief executive officer and a director of Sun Microsystems from 2006-2010. From 2004 to 2006, Mr. Schwartz was Sun’s president and chief operating officer, responsible for the operations and execution of Sun’s global businesses. In other executive positions at Sun, he oversaw the company’s software business, was its chief strategy officer, and led mergers, acquisitions and Sun’s venture capital portfolio. Prior to Sun, Mr. Schwartz was the founder, president and chief Executive officer of Lighthouse Design, Ltd., which was ultimately acquired by Sun Microsystems, and began his career with McKinsey & Company, Inc. Mr. Schwartz holds a bachelor’s degree in mathematics and economics from Wesleyan University.

Qualifications to serve as director: Mr. Schwartz is independent and his operational and strategic experiences as a chief executive officer in the software industry are relevant to the issues and opportunities that Taleo manages on a regular basis. His experience as a senior executive gives him insights into the operational and strategic issues facing Taleo. Mr. Schwartz’s past board experience with a public company, has also provided Mr. Schwartz with expertise on issues relevant to Taleo.

Michael Tierney	58

Former Chief Executive Officer of Seneca Investments, LLC. Mr. Tierney has served as a director since February 2001. Mr. Tierney is a co-founder and officer of Dramatic Health, Inc., a New York based company engaged since 2005 in the production and distribution of medical education videos. From 2001 through 2007, Mr. Tierney was the chief executive officer of Seneca Investments, LLC, which owned various investments in digital marketing and communications companies. Prior to joining Seneca, Mr. Tierney was a senior executive with Omnicom Group, Inc., a holding company of advertising, marketing and communications firms. From 1983 to 1992, and from 1995 to 2000, when he joined Omnicom, Mr. Tierney was an investment banker with Lehman Brothers, Stamford Company and Ecoban Finance Ltd., focusing on international transactions. From 1992 to 1995, he was President of Alusit Ltd., an international specialty packaging company subsequently acquired by Japan Tobacco, part of the Japanese Ministry of Finance. From 1979 to 1983, Mr. Tierney practiced law in New York and Hong Kong with Coudert Brothers, and as General Counsel, Asia, for American Express Bank. Mr. Tierney holds a bachelor’s degree in English from the University of Maryland and a law degree from the University of Chicago. Mr. Tierney is a member of the Visiting Committee of the Law School of the University of Chicago.

Qualifications to serve as director: Mr. Tierney is independent and has significant experience in financial analysis and planning and international operations. Mr. Tierney’s service as chief executive officer and in other senior positions at large organizations has given him expertise in executive management and operations. His investment banking and legal experience has provided expertise in analysis, planning and execution with respect to corporate strategic initiatives, including mergers and acquisitions. Mr. Tierney was an early venture capital investor in Taleo, is a significant Taleo shareholder and is one of Taleo’s longest standing directors. Mr. Tierney’s experience as an investor in various global businesses has informed Taleo’s investment and acquisition decisions over time. Mr. Tierney also has significant business experience outside of North America — including experience in Eastern Europe, Russia and Asia — which has informed Taleo’s discussions regarding entry into new markets.

There are no family relationships among any of our directors or executive officers. See “Corporate Governance” and “Executive Compensation — Compensation of Directors” below for additional information regarding the Board of Directors.

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables stockholders to vote to approve, on an advisory or non-binding basis, the compensation of Taleo’s named executive officers as disclosed in this proxy statement in accordance with rules of the Securities and Exchange Commission (“SEC”).

As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” Taleo’s compensation philosophy is to provide competitive compensation to attract, motivate and retain the talented individuals that are critical for our success. Taleo has designed its compensation programs to encourage the achievement of overall financial results, including consistent revenue growth and profitability, and to encourage role specific individual contributions by our named executive officers. This compensation philosophy is designed to align the interests of our named executive officers with the interests of our stockholders and has resulted in Taleo’s ability to attract and retain the executive talent necessary to guide Taleo during a period of tremendous growth.

We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under “Executive Compensation — Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

This vote is advisory and therefore not binding on our Board of Directors or the Compensation Committee of the Board of Directors. The Board of Directors and Compensation Committee value the opinions of stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those stockholders’ concerns and evaluate whether any actions are necessary to address those concerns.

The Board of Directors Recommends a Vote “For” the Approval of Taleo’s Executive Compensation.

PROPOSAL THREE

ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

General

The Dodd-Frank Act also enables stockholders to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of Taleo’s named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every year, every two years or every three years.

After careful consideration of the frequency alternatives, the Board of Directors believes that conducting an advisory vote on executive compensation every year is appropriate for Taleo and its stockholders at this time. The Board of Directors has determined that an annual advisory vote on executive compensation will allow stockholders to provide timely input on Taleo’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. We recognize that our stockholders may have different views as to what is the best approach for Taleo, and we look forward to hearing from our stockholders on this proposal.

The Board of Directors Recommends a Vote For the Option of “One Year”

as the Frequency of Holding Future Advisory Votes on Executive Compensation.

PROPOSAL FOUR

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

On May 28, 2009, the Audit Committee engaged PricewaterhouseCoopers LLP (“PwC”) as Taleo’s registered independent public accounting firm for the year ended December 31, 2009. The Audit Committee participated in and approved the decision to engage PwC.

During the year ended December 31, 2008 and through May 27, 2009, neither Taleo nor anyone acting on its behalf consulted with PwC regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Taleo’s financial statements, and neither a written report was provided to Taleo nor oral advice was provided that PwC concluded was an important factor considered by Taleo in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as that term is defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as that term is described in Item 304(a)(1)(v) of Regulation S-K).

In connection with the selection of PwC, on May 27, 2009, the Audit Committee decided to dismiss Deloitte & Touche LLP (“D&T”), the independent registered public accounting firm previously engaged to audit Taleo’s consolidated financial statements. The Audit Committee participated in and approved the decision to dismiss D&T.

In connection with the audit of Taleo’s consolidated financial statements during the interim period through May 27, 2009, there were no disagreements between Taleo and D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of D&T, would have caused D&T to make reference thereto in its report.

There were no reportable events (as that term is described in Item 304(a)(1)(v) of Regulation S-K) during the interim period through May 27, 2009.

Taleo provided D&T a copy of the above disclosures and requested D&T to furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made above. A copy of D&T’s affirmative letter is attached as Exhibit 16.1 to Taleo’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 2, 2009.

Subsequent to the dismissal of D&T on May 27, 2009, Taleo engaged the standalone services of D&T in certain matters related to their prior services to Taleo, none of which services modify the disclosures contained above. D&T provided approximately $659,115 of services to Taleo subsequent to May 27, 2009.

Representatives of PwC are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

The Board of Directors Recommends a Vote “For” Ratification of the Appointment of

PricewaterhouseCoopers LLP as Taleo’s Independent Registered Public Accounting Firm

for the Fiscal Year Ending December 31, 2011.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to Taleo by PwC for the years ended December 31, 2010 and December 31, 2009. D&T also provided services during 2009 but did not serve as Taleo’s independent registered public accounting firm the year ended December 31, 2009.

	PwC		D&T
	2010	2009	2009 (1)
Audit Fees (2)	$1,234,500	$1,137,600	$719,233
Audit-Related Fees	—	—	—
Tax Fees (3)	—	—	$52,882
All Other Fees (4)	—	—	$15,000

Total	$1,234,500	$1,137,600	$787,115

(1)	Amounts paid in Canadian dollars were converted to U.S. dollars using the average conversion rate of 0.9532 Canadian dollars per U.S. dollar on December 31, 2009.
(2)	Audit fees consisted of fees billed for professional services rendered for the audit of Taleo’s annual financial statements included in Taleo’s Annual Reports on Form 10-K and for the review of the financial statements included in Taleo’s Quarterly Reports on Form 10-Q, as well as services that generally only Taleo’s independent registered public accounting firm can reasonably provide. Audit fees also include fees related to a stock offering we completed in 2009 and the audit of Taleo’s internal control over financial reporting and management’s assessment of the effectiveness of Taleo’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.
(3)	Tax fees consisted principally of services related to Taleo’s Canadian tax audit, tax compliance, and reporting and tax consulting.
(4)	Other fees consisted of fees related to the transition from D&T to PwC as our independent registered public accounting firm for the year ended December 31, 2009.

Pre-Approval of Audit and Non-Audit Services

Taleo’s Audit Committee has adopted a policy for pre-approving the services and associated fees of Taleo’s independent registered public accounting firm. Under this policy, the Audit Committee must pre-approve all services and associated fees provided to Taleo by its independent registered public accounting firm, with certain exceptions described in the policy.

All PwC and D&T services and fees in 2009 and 2010 were pre-approved by the Audit Committee.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

Taleo has adopted a Code of Business Conduct and Ethics, which is applicable to our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Business Conduct and Ethics is available on Taleo’s website at www.taleo.com under “Company” — “Corporate Governance” or at http://ir.taleo.com/governance.cfm. Taleo will also post on this section of its website any amendment to the Code of Business Conduct and Ethics, as well as any waivers of the Code of Business Conduct and Ethics, which are required to be disclosed by the rules of the Securities and Exchange Commission (“SEC”) or The NASDAQ Stock Market LLC (“Nasdaq”).

Independence of the Board of Directors

The Board of Directors has determined that, with the exception of Michael Gregoire, all of its members are “independent directors” as that term is defined in the Nasdaq listing standards.

Board Leadership Structure

Taleo is led by Mr. Gregoire, who has served as Chief Executive Officer since March 2005 and as Chairman of the Board of Directors since May 2008. Our Board of Directors is currently comprised of Mr. Gregoire and eight independent directors. Pursuant to our Corporate Governance Principles we do not require separation of the roles of Chairman of the Board of Directors and Chief Executive Officer. We do, however, require the election of a Lead Independent Director if the Chairman of the Board of Directors is a current or former executive of Taleo or otherwise not an “independent director” as defined in Rule 5605 of the Nasdaq Stock Market, Inc. Marketplace Rules. The role of Lead Independent Director at Taleo is described below, and the position is currently held by Jeffrey Stiefler, who has been a director of Taleo since August 2008.

In addition, the Board of Directors has three standing committees — Audit, Compensation, and Corporate Governance and Nominating (“Standing Committees”) — which are further described below. Each of the Standing Committees is comprised solely of independent directors, with each of the three committees having a separate chair. Our Corporate Governance Principles also provide that our non-management directors will meet in executive session at each board meeting and our Lead Independent Director presides at those sessions. We also have a mechanism for stockholders to communicate directly with non-management directors through the chair of our Corporate Governance and Nominating Committee.

In May 2008, the Board of Directors elected to consolidate the role of Chief Executive Officer and Chairman of the Board of Directors, and to appoint a Lead Independent Director. The Board of Directors believes that at this stage of Taleo’s size and growth it is appropriate to have Mr. Gregoire serve as both Chairman and Chief Executive Officer.

Our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of Taleo. We believe the atmosphere of our Board is collegial and that all board members are well engaged in their responsibilities, express their views and consider the opinions expressed by other directors. We do not believe that appointing an independent board chairman would improve the performance of the current Board of Directors. However, on an annual basis, as part of our governance review and succession planning, the Board of Directors (led by the Corporate Governance and Nominating committee) evaluates our leadership structure to ensure that it remains the optimal structure for Taleo and our stockholders, and we may determine in the future to adopt a different approach.

Our board leadership structure is commonly utilized by other public companies in the United States, and we believe that this leadership structure has been effective for Taleo. We believe that having a combined Chief Executive Officer and Chairman of the Board, independent chairs for each of our board committees and an independent lead director provides the right form of leadership for Taleo.

Lead Independent Director

Mr. Stiefler was appointed Lead Independent Director in May 2010. As Lead Independent Director, among other things, Mr. Stiefler:

•	presides at all meetings of the Board of Directors at which the Chairman is not present;

•	calls and presides at all closed session meetings of the independent directors;

•	prepares the agenda and approves materials for meetings of the independent directors;

•

communicates with the Chairman and Chief Executive Officer, raises issues with management on behalf of the independent directors and acts as a liaison between the Chairman and Chief Executive Officer and the independent directors when appropriate;

•	consults with the Chairman regarding Board agendas, schedules and materials; and

•	serves as the Board’s liaison for consultation and communication with shareholders as appropriate, including on request of major shareholders.

Board Meetings and Committees

During 2010, the Board of Directors held a total of twelve meetings (including regularly scheduled and special meetings) and also took certain actions by written consent. Except for Mr. Jeffrey Schwartz, each of the directors attended or participated in 75% or more of the aggregate of the total number of meetings held by the Board of Directors and the Standing Committees of the Board of Directors on which he served during the past fiscal year.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Greg Santora, Michael Tierney and James Tolonen, each of whom is “independent” as such term is defined for audit committee members by the Nasdaq listing standards. Mr. Santora is the chairman of the Audit Committee. The Board of Directors has determined that each of Mr. Santora and Mr. Tolonen is an “audit committee financial expert” as defined under the rules of the SEC. The Audit Committee met eleven times during 2010.

The Audit Committee is responsible for:

•	Overseeing the accounting and financial reporting processes and audits of our financial statements;

•

Overseeing and monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, (iii) our independent auditor’s qualifications, independence and performance, and (iv) our internal accounting and financial controls; and

•	Providing to the Board additional information and materials as it deems necessary to make the board aware of significant financial matters that require the attention of the Board.

The Audit Committee has adopted a written charter approved by the Board of Directors, which is available on Taleo’s website at www.taleo.com under “Company” — “Corporate Governance” or at http://ir.taleo.com/governance.cfm.

The Audit Committee Report is included in this proxy statement on page 49.

Compensation Committee

The Compensation Committee currently consists of Gary Bloom, Patrick Gross, Jeffrey Schwartz and Jonathan Schwartz, each of whom is “independent” as such term is defined by the Nasdaq listing standards. Mr. Bloom is the chairman of the Compensation Committee. The Compensation Committee met eight times during 2010.

The Compensation Committee is responsible for:

•	Overseeing our compensation policies, plans and benefit programs and making recommendations to the Board with respect to improvements or changes to the plans and other plans proposed for adoption;

•

Reviewing and approving for our chief executive officer and other executive officers: (i) annual base salary, (ii) annual incentive bonus, including the specific goals and amount, (iii) equity compensation, (iv) employment agreements, severance arrangements and change of control agreements/provisions, (v) signing bonuses or payment of relocation costs, and (vi) any other benefits, compensation or arrangements;

•	Approving and evaluating the compensation plans, policies and programs for executive officers; and

•	Acting as administrator of our equity compensation plans.

The Compensation Committee has delegated to the Non-executive Equity Committee, consisting of Taleo’s chief executive officer, the authority to grant stock options within certain guidelines to employees other than Taleo’s executive officers. See “Executive Compensation — Compensation Discussion and Analysis” and “Executive Compensation — Compensation of Directors” below for a description of Taleo’s processes and procedures for the consideration and determination of executive and director compensation.

The Compensation Committee has adopted a written charter approved by the Board of Directors, a copy of which is available on Taleo’s website at www.taleo.com under “Company” — “Corporate Governance” or at http://ir.taleo.com/governance.cfm.

The Compensation Committee Report is included in this proxy statement on page 31.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Gary Bloom, Patrick Gross, Jeffrey Stiefler and Michael Tierney, each of whom is “independent” as such term is defined by the Nasdaq listing standards. Mr. Gross is the chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee met seven times during 2010.

The Corporate Governance and Nominating Committee is responsible for:

•	Reviewing and making recommendations to the Board regarding matters concerning corporate governance;

•	Reviewing the composition and performance of the Board and making recommendations to the board regarding director nominees and director compensation;

•	Reviewing and making recommendations to the Board regarding committees and their composition; and

•	Reviewing conflicts of interest of members of the Board of Directors and officers.

The Corporate Governance and Nominating Committee will consider recommendations of candidates for the Board of Directors submitted by the stockholders of Taleo; for more information, see “Process for Recommending Candidates for Election to the Board of Directors” below.

The Corporate Governance and Nominating Committee has adopted a written charter approved by the Board of Directors, a copy of which is available on Taleo’s website at www.taleo.com under “Company” — “Corporate Governance” or at http://ir.taleo.com/governance.cfm.

Compensation Committee Interlocks and Insider Participation

Mr. Bloom, Mr. Gross and Mr. Jeffrey Schwartz and Mr. Jonathan Schwartz served as members of the Compensation Committee during 2010. No interlocking relationship exists between any member of Taleo’s Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of Taleo.

Attendance at Annual Stockholder Meetings by the Board of Directors

Taleo encourages members of the Board of Directors to attend the annual meeting of stockholders, but does not have a policy requiring attendance. At the time of our 2010 annual meeting of stockholders, we had eight directors. Eight directors attended Taleo’s 2010 annual meeting of stockholders.

Process for Recommending Candidates for Election to the Board of Directors

The Corporate Governance and Nominating Committee is responsible for, among other things, reviewing and recommending to the full Board the criteria for membership on the Board of Directors and recommending candidates for election to the Board of Directors. In addition, the Corporate Governance and Nominating Committee considers recommendations for candidates to the Board of Directors from stockholders. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Taleo’s Corporate Secretary at Taleo’s principal executive offices and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Taleo within the last three years and evidence of the recommending person’s ownership of Taleo stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership on the Board of Directors, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, other commitments and the like, personal references, and an indication of the candidate’s willingness to serve.

The Corporate Governance and Nominating Committee’s general criteria and process for evaluating and identifying the candidates that it recommends to the full Board of Directors for selection as director nominees are as follows:

•	The Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board of Directors.

•

The Corporate Governance and Nominating Committee oversees an annual evaluation of the performance of the Board of Directors as a whole and evaluates the performance of individual members of the Board of Directors eligible for reelection at the annual meeting of stockholders.

•

In its evaluation of director candidates, including the members of the Board of Directors eligible for reelection, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and considers (i) the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board of Directors, (ii) such issues as character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, and (iii) such other factors as the Corporate Governance and Nominating Committee may consider appropriate.

•

While the Corporate Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Corporate Governance and Nominating Committee believes that candidates and nominees must reflect a Board of Directors that is comprised of directors who

(i) are predominantly independent, (ii) are of high integrity, (iii) have broad, business-related knowledge and experience at the policy-making level in business, government or technology, including their understanding of the software industry and Taleo’s business in particular, (iv) have qualifications that will increase the overall effectiveness of the Board of Directors, and (v) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•

With regard to candidates who are properly recommended by stockholders or by other means, the Corporate Governance and Nominating Committee will review the qualifications of any such candidate, which review may, in the Corporate Governance and Nominating Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Corporate Governance and Nominating Committee deems necessary or proper.

•

In evaluating and identifying candidates, the Corporate Governance and Nominating Committee has the authority to retain and terminate any third-party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•

The Corporate Governance and Nominating Committee will apply these same principles when evaluating candidates to the Board of Directors who may be elected initially by the full Board of Directors to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

•

After completing its review and evaluation of director candidates, the Corporate Governance and Nominating Committee selects, or recommends to the full Board of Directors for selection, the director nominees.

Board Role in Risk Oversight

Taleo has traditionally considered risks in two broad categories: financial/compliance risks which fall within the purview of the Audit Committee in its oversight of the audit process and the Sarbanes Oxley 404 certification process, and operational/strategic risks that are considered by the Board of Directors in the context of an annual strategy and planning meeting at which all of Taleo’s functional areas and business lines are reviewed. In addition, compensation related risks fall under the responsibility of the Compensation Committee. Taleo has also adopted an enterprise risk management framework through which the Audit Committee will oversee the company’s enterprise risk management process in all areas other than compensation-related risks, which is overseen by the Compensation Committee. The Board of Directors will receive periodic reports from the Audit Committee and management of the results of this process. In addition, the full Board of Directors will continue to have an annual board meeting devoted solely to discussions of Taleo’s strategy, which discussion will encompass the risks inherent in Taleo’s strategic direction.

Employee Compensation Risks

The Compensation Committee of the Board of Directors has assessed the risks associated with Taleo’s compensation policies and practices for all employees, including non-executive officers. This assessment was based on a review of the structure, controls and application of Taleo’s compensation programs. Based on the results of its assessment, Taleo does not believe that its compensation policies and practices for all employees, including non-executive officers, create risks that are reasonably likely to have a material adverse effect on Taleo.

Contacting the Board of Directors

Any stockholder who desires to contact our Chairman of the Board or the other members of our Board of Directors may do so by writing to the Board of Directors, c/o Chairman of Corporate Governance and Nominating Committee at Taleo’s principal executive offices. Communications received will be distributed to the Chairman of the Board or the other members of the Board of Directors as appropriate depending on the facts and circumstances outlined in the communication received.

EXECUTIVE OFFICERS

The following table provides information concerning our executive officers as of March 31, 2011:

Name	Age	Position
Michael Gregoire	45	Chairman, President and Chief Executive Officer
Douglas Jeffries	54	Executive Vice President and Chief Financial Officer
Jason Blessing	39	Senior Vice President, Products and Technology
Guy Gauvin	43	Executive Vice President, Global Services
Neil Hudspith	53	Executive Vice President, Worldwide Field Operations and Chief Customer Officer

Michael Gregoire. See biographical information set forth above under “Proposal One — Election of Directors — Information Regarding the Nominees and Other Directors.”

Doug Jeffries has served as our executive vice president and chief financial officer since November 2010. Prior to joining Taleo, Mr. Jeffries served as senior vice president and chief financial officer of Palm, Inc. from December 2008 to July 2010, chief financial officer of Pacific Ethanol, Inc. from June 2007 to July 2007, and vice president of finance and chief accounting officer of eBay, Inc. from December 2003 to May 2007. Mr. Jeffries holds a bachelor’s degree in accounting from California State University, Chico and a master’s degree in business administration from the University of Southern California.

Jason Blessing has served as our senior vice president, products and technology since July 2010. Prior to serving as our senior vice president, products and technology, Mr. Blessing served as group vice president and general manager, small and medium business from April 2007 to July 2010. Prior to joining Taleo, Mr. Blessing served as regional vice president, consulting of Oracle / PeopleSoft from January 2004 to November 2006, and vice president, information technology of PeopleSoft from March 1999 to December 2004. Mr. Blessing holds a bachelor’s degree from the University of Michigan, Ann Arbor.

Guy Gauvin has served as our executive vice president, global services since April 2005. Prior to serving as our executive vice president, global services, Mr. Gauvin served as our executive vice president, worldwide operations, from March 2002 to April 2005. Prior to serving as executive vice president, worldwide operations, Mr. Gauvin served as our vice president, customer services, from August 1999 to March 2002. Prior to joining us, from May 1995 to August 1999, Mr. Gauvin served as vice president of global services at Baan Supply Chain Solutions. Mr. Gauvin holds a bachelor’s degree in mechanical engineering from Laval University in Canada.

Neil Hudspith has served as our executive vice president, worldwide field operations since May 2008 and became our chief customer officer in May 2010. Mr. Hudspith served as our senior vice president of International operations from June 2006 to April 2008. Mr. Hudspith served as our group vice president, EMEA from August 2005 to June 2006. Prior to joining us, Mr. Hudspith served as vice president and general manager for Candle Corporation, an enterprise systems management company, from June 2002 until January 2005. Prior to Candle, Mr. Hudspith spent 12 years at IBM/Lotus where he served in a variety of positions, including vice president, Asia Pacific. Prior to serving as vice president, Asia Pacific Mr. Hudspith served as vice president northern Europe general manager, emerging markets developing business in the Middle East, Africa, India, Eastern Europe and Russia.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we provide an explanation and analysis of the material elements of the compensation provided to our named executive officers.

Throughout this section, the individuals who served as chief executive officer and chief financial officer for fiscal 2010, as well as the other executive officers named in the “Summary Compensation Table” below, are referred to as our “named executive officers.”

Overview of Executive Compensation Philosophy and Objectives

Taleo’s compensation philosophy is to provide competitive compensation to attract, motivate and retain the talented individuals that are critical for our success. We have designed our compensation programs to encourage the achievement of overall financial results, including consistent revenue growth and profitability, and to encourage role specific individual contributions by named executive officers. We aim to align the interests of our named executive officers with the interests of our stockholders in order to promote the short-term and long-term growth of our business, and thereby increase stockholder value.

Role of the Compensation Committee

Our Compensation Committee currently consists of Gary Bloom, Patrick Gross, Jeffrey Schwartz and Jonathan Schwartz. Each member of our Compensation Committee is (i) an “independent” director under the requirements of Nasdaq, (ii) an “outside” director as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and (iii) a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. The Compensation Committee has adopted a written charter approved by the Board of Directors, which is available on our website at www.taleo.com under “Company” — “Corporate Governance” or at http://ir.taleo.com/governance.cfm.

The Compensation Committee is responsible for overseeing our compensation policies, plans and benefit programs and administering our equity compensation plans. In addition, the Compensation Committee reviews and approves the specific elements of our named executive officers’ compensation, as well as agreements or arrangements with our named executive officers relating to employment, severance or changes of control. In doing so, our Compensation Committee is responsible for ensuring that the compensation of our named executive officers is consistent with our compensation philosophy and programs.

Role of Executives in Determining Compensation

Mr. Gregoire, our chief executive officer, and our group vice president of people and talent review with the Compensation Committee on a regular basis our compensation philosophy and programs, including for named executive officers, so that the Compensation Committee can recommend any changes necessary to keep our compensation philosophy and programs aligned with our business objectives. Mr. Gregoire and our group vice president of people and talent, make recommendations to the Compensation Committee with respect to the compensation of our named executive officers. The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation. The Compensation Committee discusses Mr. Gregoire’s compensation with him, but makes decisions with respect to Mr. Gregoire’s compensation without him present.

Mr. Gregoire and other executive officers or employees attend some of the Compensation Committee’s meetings, but leave the meetings as appropriate when matters of executive compensation specific to them are discussed.

The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees or present compensation decisions to the Board of Directors for review and approval. During 2010, the Compensation Committee delegated to Mr. Gregoire, acting as the Non-executive Equity Committee, a subcommittee of the Compensation Committee, the authority to grant equity within certain guidelines. For more information see “Equity Grant Policy” below.

Comparative Framework for 2010

To assist the Compensation Committee in its decision making process for named executive officer compensation that took effect in 2010, the Compensation Committee engaged Compensia, Inc. (“Compensia”), a compensation consulting firm, and asked Compensia to conduct a comparative review and analysis of our executive compensation program and to make recommendations. Compensia considered the competitiveness of Taleo’s compensation elements, including base salary, cash incentive, and equity incentive compensation, and met with the Compensation Committee to share and discuss the results of this analysis. Compensia’s methodology included a comparison of Taleo’s compensation elements to peer companies, as well as executive compensation trends and best practices. Peer companies were selected on the basis of fiscal and business similarities to Taleo. Many of these companies also employ a software-as-a-service business model, similar to ours. The 2010 peer companies included: Actuate, Advent Software, Ariba, Art Technology Group, Blackbaud, Blackboard, Calidus, Concur Technologies, Inc., Kenexa Corp., MSC Software, Netsuite, Omniture, Inc., Quality Systems, RightNow Technologies, Inc., SABA Software, Inc., SuccessFactors, Inc., The Ultimate Software Group, Inc., and Websense. Compensia also reviewed and analyzed compensation data compiled from the most directly-relevant published survey sources available, including the Radford July 2009 and 2010 High-Tech Executive Survey (which included companies with a revenue range of $50 million to $200 million and $200 million to $500 million), the Radford 2009 and 2010 Northern California Executive Survey (for California-based executives only), and the Radford October 2009 and 2010 Software Executive Survey. The Compensation Committee does not seek to set compensation levels at any specific level or percentile range as compared to its peer group. As a result, although the Compensation Committee may consider the comparative data presented by Compensia, this data represents only one informational set among the numerous considerations described in this Compensation Discussion and Analysis that the Compensation Committee takes into account in determining named executive officer compensation.

Compensia provides ongoing analytical and advisory services to the Compensation Committee upon request. In addition to its work for the Compensation Committee, Compensia has also conducted research and analysis for the Corporate Governance and Nominating Committee regarding board of director compensation upon request. Compensia does not perform work for management.

Elements of Compensation

The principal elements of our executive compensation programs are:

•	Base salary;

•	Cash incentive compensation;

•	Equity compensation;

•	Severance and change of control protection; and

•	Perquisites and generally available benefit programs.

Base Salary

Salaries are intended to compensate our executive officers for their day-to-day service and are considered an important element of compensation necessary to retain our executive officers in a competitive marketplace. The

Compensation Committee establishes base salaries for our named executive officers primarily on the basis of the executive’s level of responsibility, the officer’s individual qualifications and experience, and comparable market data. The Compensation Committee reviews salaries annually and may adjust them from time to time in accordance with certain criteria, which include individual performance, the functions performed by the named executive officer, the scope of the named executive officer’s on-going duties, Taleo’s performance generally, and comparable market data. To determine salary recommendations for each named executive officer other than himself, Mr. Gregoire and our group vice president of people and talent review each named executive officer’s individual performance by examining his or her knowledge, skills, responsibilities and performance (including skills and performance particular to the job function of each executive and general management skills), and also review the performance of the functional area managed by each executive, the performance of Taleo overall, and comparable market data. After this review, Mr. Gregoire makes a recommendation to the Compensation Committee for consideration. Base salary with respect to Mr. Gregoire is reviewed annually by the Compensation Committee and adjustments are determined by the Compensation Committee or the independent members of the board directly in light of Mr. Gregoire’s individual performance, Taleo’s performance, and comparable market data. The Compensation Committee evaluates Mr. Gregoire’s individual performance by examining his leadership of Taleo in the past year, and his skills and responsibilities. In addition, the Compensation Committee reviewed the analysis and recommendations of Compensia, as described above, when making decisions about named executive officer compensation that took effect in 2010.

In light of the process described above, the Compensation Committee approved base salary changes with respect to our named executive officers, which became effective on January 1, 2010, as noted below:

Named Executive Officer	2009 Base Salary ($) (1)	2010 Base Salary ($) (2)
Michael Gregoire	450,000	500,000
Douglas Jeffries (3)	—	390,000
Guy Gauvin (4)	220,456	227,455
Neil Hudspith	320,000	330,000
Jason Blessing	240,000	299,000
Josh Faddis	217,500	243,750
Katy Murray (5)	300,000	315,250

(1)	Represents annualized base salary as of December 31, 2009.
(2)	Represents annualized base salary as of December 31, 2010.
(3)	Mr. Jeffries joined Taleo on November 8, 2010.
(4)	Cash compensation was paid in Canadian dollars. In the table above, such amounts were converted to U.S. dollars using the average conversion ratio of 0.9998 Canadian dollars per U.S. dollar on December 31, 2010.
(5)	Ms. Murray left Taleo on October 1, 2010.

Cash Incentive Compensation

Executive Bonus Plan. The executive bonus plan is designed to motivate participants to achieve our financial and operational objectives. Our executive bonus plan contains a mixture of company-wide objectives, which we believe are appropriate to foster teamwork among the members of our senior management, and role specific objectives. The executive bonus plan is approved annually by the Compensation Committee and consists of a variable cash bonus to reward executives when preset objectives are met. All of our named executive officers participated in the executive bonus plan in 2010.

The amount of cash bonus paid under the executive bonus plan in 2010 to each named executive officer was determined based on the achievement of the quarterly and yearly financial and operational objectives set forth below with respect to each named executive officer. We believe the performance objectives set forth below are in furtherance of goals of consistent revenue growth and profitability.

Named Executive Officer	Performance Objective	Percentage of Q1 Bonus	Percentage of Q2 Bonus	Percentage of Q3 Bonus	Percentage of Q4 Bonus	Percentage of Year End Bonus
Mr. Gregoire	Bookings — Corporate (1)	40%	40%	40%	40%	40%
	Total Revenue (2)	20%	20%	20%	20%	20%
	Margin Percentage — Corporate (3)	20%	20%	20%	20%	20%
	TE Renewal Rate (4)	20%	20%	20%	20%	20%

Mr. Jeffries (5)	Bookings — Corporate (1)	—	—	—	40%	40%
	Total Revenue (2)	—	—	—	20%	20%
	Margin Percentage — Corporate (3)	—	—	—	20%	20%
	TE Renewal Rate (4)	—	—	—	20%	20%

Mr. Gauvin	Bookings — Corporate (1)	40%	40%	40%	40%	40%
	Consulting Services Revenue (6)	20%	20%	20%	20%	20%
	Margin Percentage — Consulting Services (3)	20%	20%	20%	20%	20%
	TE Renewal Rate (4)	20%	20%	20%	20%	20%

Mr. Hudspith	Bookings — Corporate (1)	50%	50%	50%	50%	50%
	Margin Percentage — Corporate (3)	20%	20%	20%	20%	20%
	TE Renewal Rate (4)	30%	30%	30%	30%	30%

Mr. Blessing	Bookings — TBE (1)	50%	50%	—	—	25%
	Total Revenue — TBE (2)	25%	25%	—	—	12.5%
	Margin Percentage — TBE (3)	25%	25%	—	—	12.5%
	Bookings — Corporate (1)	—	—	50%	50%	25%
	Product Related Objectives (7)	—	—	50%	50%	25%

Mr. Faddis (8)	Bookings — Corporate (1)	—	—	40%	40%	40%
	Total Revenue (2)	—	—	20%	20%	20%
	Margin Percentage — Corporate (3)	—	—	20%	20%	20%
	TE Renewal Rate (4)	—	—	20%	20%	20%

Ms. Murray	Bookings — Corporate (1)	40%	40%	40%	40%	40%
	Total Revenue (2)	20%	20%	20%	20%	20%
	Margin Percentage — Corporate (3)	20%	20%	20%	20%	20%
	TE Renewal Rate (4)	20%	20%	20%	20%	20%

(1)	Bookings — Corporate represents the sum of the revenues recognizable in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in the first twelve months for each contract closed in a quarter by the company. Bookings — TBE represents the sum of the GAAP revenues recognizable in the first twelve months for each contract closed in a quarter for the company’s Taleo Business Edition offering.
(2)	With respect to application revenue, Total Revenue includes application revenue recognized in accordance with GAAP and application revenue from acquisitions that is required to be written down as part of purchase accounting. With respect to consulting revenue, Total Revenue includes only the fees associated with consulting services delivered during the applicable quarterly period, which will differ from revenue recognized in accordance with GAAP during the applicable quarterly period due to accounting requirements under GAAP. Where indicated, the measure includes only the revenue components set forth above arising from our Taleo Business Edition offering.

(3)	Margin percentage for the company or a revenue line is a non-GAAP measure representing the quotient resulting from Total Revenue (as defined above) for the company or the revenue line minus non-GAAP cost of revenue and non-GAAP operating expenses (which exclude amortization of acquired intangibles, stock compensation expenses and certain other expenses) for the company or the revenue line, divided by Total Revenue (as defined above) for the company or the revenue line, respectively.
(4)	TE Renewal Rate is the percentage of the revenue from expiring contracts for our Taleo Enterprise offering that is included in renewal contracts (i.e., total annual revenue from renewal contracts/total annual revenue from expiring contracts). The measure excludes the contracts of legacy customers of Vurv Technology, Inc. (an entity we acquired in 2008). The TE Renewal Rate may not exceed 100%. Any sales of products in a renewal agreement that result in revenue greater than 100% of the revenue from the expiring agreement are not counted as renewal revenue.
(5)	Mr. Jeffries joined Taleo on November 8, 2010.
(6)	Consulting Services Revenue includes only the fees associated with consulting services delivered during the applicable quarterly period, which will differ from revenue recognized in accordance with GAAP during the applicable quarterly period due to accounting requirements under GAAP.
(7)	Product Related Objectives are non-financial goals related to our software product offerings.
(8)	Mr. Faddis became eligible to participate in the executive bonus plan on July 1, 2010.

Twelve and one-half percent (12.5%) of the target cash bonus was payable each quarter on the basis of quarterly performance targets, with an additional fifty percent (50%) payable at year end on the basis of annual performance targets.

For each performance objective in our 2010 bonus plan except Mr. Blessing’s Product Related Objectives, it was possible to exceed the targeted achievement and receive a bonus payment in excess of the on-target amount, but not greater than 150% of the on-target amount, for each performance objective. It was also possible to receive no bonus for a performance metric in the event of failure to achieve a minimum threshold. For example, under the 2010 bonus plan, no bonus would have been paid out for any quarterly performance metric in the event of achievement of less than 75% of the target amount for the performance objective. We believe that our performance targets are established at levels that are intended to be attainable but difficult. The target levels of the performance objectives are derived from our annual operating plan and budget for a fiscal year. The operating plan and budget sets forth our internal goals and objectives for our growth and development, and therefore is intentionally challenging and designed to require substantial efforts by the entire company to achieve. As a result, the likelihood of achieving the performance targets reflects the challenges inherent in achieving the goals and objectives in the operating plan and budget. The Compensation Committee considered the likelihood of achieving the target levels when approving the bonus plan, including historical levels of achievement by our executive officers, which are described below. We expect that the target levels will be frequently but not automatically attained. Maximum levels of achievement have not been reached by our executive officers on a historical basis. In fiscal 2008, only two of our named executive officers who were employed by Taleo for the entire year were paid a bonus in excess of the on-target bonus amount, while the other named executive officers received bonuses below the on-target amount. In fiscal 2009, all of our named executive officers received bonuses below the on-target amount. In fiscal 2010, two of our named executive officers who were eligible for participation in the executive bonus plan for the entire year were paid a bonus in excess of the on-target amount. Achievement of a maximum bonus payout would require significant skill and effort on the part of an executive officer and very high levels of company performance that the Compensation Committee believes is possible but unlikely to be achieved.

The following table describes the actual bonuses paid to our current named executive officers in 2010 under the executive bonus plan based on the achievement of the performance objectives set forth above and illustrates the difficulty of achieving the maximum bonus payment:

Named Executive Officer	2010 On-Target Bonus ($)	2010 Maximum Bonus ($)	Maximum Bonus as % of On-Target Bonus (%)	2010 Actual Bonus Paid ($)	Actual Bonus as % of On-Target Bonus (%)
Mr. Gregoire	550,000	825,000	150%	573,376	104%
Mr. Jeffries (1)	30,535	45,803	150%	34,660	114%
Mr. Gauvin (2)	227,455	341,182	150%	183,101	81%
Mr. Hudspith	330,000	495,000	150%	325,875	99%
Mr. Blessing	162,500	223,625	138%	185,405	114%
Mr. Faddis (3)	65,625	98,438	150%	70,875	108%
Ms. Murray (4)	169,750	254,625	150%	40,316	24%

(1)	Mr. Jeffries joined Taleo on November 8, 2010. Values in the table reflect prorated amounts from November 8, 2010 through December 31, 2010.
(2)	Cash compensation was paid in Canadian dollars. Such amounts were converted to U.S. dollars using the average conversion ratio of 0.9998 Canadian dollars per U.S. dollar on December 31, 2010.
(3)	Mr. Faddis became eligible to participate in the executive bonus plan on July 1, 2010. Values in the table reflect eligibility and payments under the executive bonus plan from July 1, 2010 through December 31, 2010.
(4)	Ms. Murray left Taleo on October 1, 2010 and was not eligible for participation in the executive bonus plan after the second quarter of 2010.

The bonuses paid in 2010 to our named executive officers under the executive bonus plan are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below. The on-target and maximum bonus payable in 2010 to each named executive officer under the executive bonus plan is reflected in the table above and in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns of the “Grants of Plan-Based Awards in 2010” table below.

On-Target Bonus Amounts. The Compensation Committee establishes the target cash bonuses for our named executive officers annually and may adjust them from time in accordance with certain criteria, which include individual performance, the functions performed by the named executive officer, the scope of the named executive officer’s on-going duties, Taleo’s performance generally, and comparable market data. To determine target cash bonus recommendations for each named executive officer other than himself, Mr. Gregoire and our group vice president of people and talent review each named executive officer’s individual performance by examining his or her knowledge, skills, responsibilities and performance (including skills and performance particular to the job function of each executive and general management skills), and also review the performance of the functional area managed by each executive, the performance of Taleo overall, and comparable market data. After this review, Mr. Gregoire makes a recommendation to the Compensation Committee for consideration. The target cash bonus with respect to Mr. Gregoire is reviewed annually by the Compensation Committee and adjustments are determined by the Compensation Committee or the independent members of the board directly in light of Mr. Gregoire’s individual performance, Taleo’s performance, and comparable market data. The Compensation Committee evaluates Mr. Gregoire’s individual performance by examining his leadership of Taleo in the past year, and his skills and responsibilities. In addition, the Compensation Committee reviewed the analysis and recommendations of Compensia, as described above, when making decisions about named executive officer compensation that took effect in 2010.

In light of the process described above, the Compensation Committee approved changes to on-target bonus amounts with respect to our named executive officers, which became effective on January 1, 2010, as noted below:

Named Executive Officer	2009 On-Target Bonus ($) (1)	2010 On-Target Bonus ($) (2)
Mr. Gregoire	550,000	550,000
Mr. Jeffries (3)	—	210,000
Mr. Gauvin (4)	220,456	227,455
Mr. Hudspith	320,000	330,000
Mr. Blessing	144,000	161,000
Mr. Faddis (5)	—	131,250
Ms. Murray (6)	180,000	169,750

(1)	Represents the annualized on-target bonus amount as of December 31, 2009.
(2)	Represents the annualized on-target bonus amount as of December 31, 2010.
(3)	Mr. Jeffries joined Taleo on November 8, 2010. Mr. Jeffries’s 2010 pro-rated on-target bonus amount for participation in the executive bonus plan from November 8, 2010 through December 31, 2010 was $30,535.
(4)	Cash compensation was paid in Canadian dollars. Such amounts were converted to U.S. dollars using the average conversion ratio of 0.9998 Canadian dollars per U.S. dollar on December 31, 2010.
(5)	Mr. Faddis became eligible to participate in the executive bonus plan on July 1, 2010. Mr. Faddis’s 2010 pro-rated on-target bonus amount for participation in the executive bonus plan from July 1, 2010 through December 31, 2010 was $65,625.
(6)	Ms. Murray left Taleo on October 1, 2010.

Equity Compensation

We use equity compensation to encourage our named executive officers to pursue long-term strategies for increasing stockholder value and to attract and retain high-caliber executives through recognition of anticipated future performance. We grant stock options, restricted stock and restricted stock units to employees, including our named executive officers, under our stock plans.

Our named executive officers were awarded equity grants in 2010 as a retention incentive and in furtherance of our goal for new equity grants to comprise a substantial component of executive compensation. For more information, see “Grants of Plan-Based Awards in 2010.” The 2010 grants were comprised of a mix of restricted stock units and stock options. Stock options were granted to create a long-term incentive for named executive officers to maximize shareholder returns and to create a long-term retention incentive for our named executive officers. Restricted stock units were granted to create an incentive for named executive officers to maximize shareholder returns and to create an immediate retention incentive for our named executive officers. The Compensation Committee determined the compensation to be made as equity awards in 2010 by reviewing competitive market data, as described above, the retention and shareholder value creation incentives of existing unvested equity awards, individual performance assessments of the named executive officers, as described above, and the competitive market data and other analysis provided by Compensia. The total value of compensation to be made by equity awards was then divided equally between stock options and restricted stock units based on the grant date fair value of the awards. In the view of the Compensation Committee, the allocation of value between stock options and restricted stock units is appropriate to establish the correct level of longer-term and more immediate incentives.

Equity Grant Policy

Effective April 2009, the Compensation Committee adopted the following policy with respect to equity grants:

•

For awards approved during a closed trading window under our insider trading policy, the grant date for all such equity awards to employees that directly report to our chief executive officer and all equity awards to an individual of greater than 20,000 shares (whether stock options, full value awards or any combination of the two) shall be the next open trading day following the date of approval by the Compensation Committee;

•	For equity awards to new directors that occur during a closed trading window, the grant date shall be the next open trading day following the date of appointment of the director;

•	The grant date for annual equity awards to our directors with greater than six months of board service shall be the date of the annual meeting;

•

If approved by the Compensation Committee during a closed trading window, the grant date for Taleo’s annual non-executive employee retention grant to all eligible employees shall be the next open trading day following the date of approval by the Compensation Committee; and

•

Equity awards to new employees other than employees that directly report to our chief executive officer and all equity awards to an individual of greater than 20,000 shares (whether stock options, full value awards or any combination of the two) shall be approved by Mr. Gregoire, acting as the Non-executive Equity Committee, on the second Monday following the last day of the employee’s month of hire and the grant date shall be the date of approval by the Non-executive Equity Committee.

All stock options are granted with an exercise price equal to or above the fair market value of the underlying stock on the date of grant.

Severance and Change of Control Protection

We have entered into employment agreements with our named executive officers, which in part provide for severance benefits in certain circumstances, including upon termination without cause or resignation for good reason, as well as upon termination without cause or resignation for good reason following a change of control of Taleo. The severance benefits are intended to motivate named executive officers to continue employment with Taleo and continue their dedication to maximizing shareholder value in the event of a potential change in control. The severance benefits and employment agreements are described in more detail in “Potential Payments Upon Termination or Change of Control” below.

Perquisites and Generally Available Benefit Programs

We annually review the perquisites that named executive officers receive. For more information see “Summary Compensation Table” below. Generally, we do not offer perquisites to our named executive officers that are not generally available to other employees. However, please see the disclosure below regarding certain perquisites provided to Mr. Hudspith, our executive vice president and chief customer officer, and Ms. Murray, our former executive vice president and chief financial officer.

Our named executive officers, like our other employees, are eligible to participate in our employee stock purchase plan. In addition, the named executive officers may participate in the various employee benefit plans that are generally available to all employees, including medical, vision and dental care plans; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; and paid time off.

We also maintain a 401(k) retirement savings plan for the benefit of all of our employees, including our named executive officers. During 2010, Taleo maintained a 401(k) matching program with the following specifics: (i) for employee contributions to our 401(k) plan of up to 4% of the each employee’s base salary, we will match such employee contributions at a rate of $0.50 for every $1.00 contributed by the employee; and (ii) our 401(k) matching program has a three year vesting period. We do not provide any retirement programs such as pension plans, deferred compensation plans, or other retirement benefits to the named executive officers.

Arrangements with Neil Hudspith

In connection with his promotion to executive vice president, worldwide field operations in May 2008, Mr. Hudspith was required to relocate from London, England to Taleo’s headquarters in Dublin, California. Mr. Hudspith’s employment arrangement includes the following benefits which are not generally available to other employees: an annual car allowance of $12,000; housing expense reimbursement of up to $84,000 per year for two years; reimbursement for personal and family travel between Europe and the United States of up to $26,000 per year for two years; and other moving and relocation related reimbursements. In addition, Taleo pays Mr. Hudspith’s personal income taxes associated with the housing, travel and relocation reimbursements described above. These benefits, which expired in 2010, were necessary in order to facilitate Mr. Hudspith’s relocation from England to our headquarters in Dublin, California.

Arrangements with Katy Murray

Ms. Murray was our executive vice president and chief financial officer until October 1, 2010. In order to facilitate Ms. Murray’s work from our headquarters in Dublin, California, Taleo paid for Ms. Murray’s commuting expenses and provided a corporate apartment for Ms. Murray’s use while she was in Dublin, California.

Federal Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits Taleo to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted only if it is “performance-based compensation” within the meaning of the Internal Revenue Code. To the extent the Compensation Committee determines it to be appropriate, Taleo structures the compensation paid to named executive officers as performance-based compensation in order to comply with the $1 million compensation deduction limitation under Section 162(m) of the Internal Revenue Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors

Gary Bloom (Chairman)

Patrick Gross

Jeffrey Schwartz

Jonathan Schwartz

Summary Compensation Table

The following table presents information concerning the total compensation of (i) our principal executive officer, (ii) all persons who served as our principal financial officer during 2010, and (iii) our three most highly compensated executive officers, other than our principal executive officer and principal financial officer, who were serving as executive officers at the end of our fiscal year ended December 31, 2010 (our “named executive officers”). No disclosure is provided for 2008 or 2009 for those persons who were not named executive officers in 2008 or 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Grants ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Michael Gregoire	2010	500,000	—	1,079,841	1,053,967	573,376	—		3,207,184
Chairman, President and	2009	450,000	—	952,199	605,796	385,000	—		2,392,995
Chief Executive Officer	2008	400,000	50,000	1,754,999	—	519,000	—		2,723,999

Douglas Jeffries (3)	2010	57,751	—	775,852	2,263,290	34,660	—		3,131,553
Executive Vice President and Chief Financial Officer

Guy Gauvin (4)	2010	227,455	—	422,117	412,002	183,101	—		1,244,675
Executive Vice	2009	210,181	—	317,400	201,932	123,166	—		852,678
President, Global Services	2008	171,843	12,275	351,000	—	161,248	—		696,365

Neil Hudspith (5)	2010	330,000	—	355,866	347,332	325,875	99,820	(6)	1,458,893
Executive Vice President,	2009	320,000	—	238,050	151,449	202,240	184,518	(7)	1,096,257
Worldwide Field Operations and Chief Customer Officer	2008	233,346	11,663	849,250	—	269,948	158,951	(8)	1,523,158

Jason Blessing (9)	2010	272,500	—	454,988	449,155	185,405	—		1,362,048
Senior Vice President, Products and Technology

Josh Faddis (10)	2010	233,750	—	294,645	132,340	115,625	—		776,360
Senior Vice President and General Counsel; Former Interim Chief Financial Officer

Katy Murray (11)	2010	237,650	—	422,117	412,002	40,316	26,037	(12)	1,138,122
Former Executive Vice	2009	300,000	—	317,400	201,932	126,000	36,270	(13)	981,602
President and Chief Financial Officer	2008	290,000	15,000	526,500	—	171,270	15,107	(14)	1,017,877

(1)	For 2008, 2009 and 2010, reflects cash bonuses paid for achievement of objectives other than those set forth in our executive incentive compensation plan.
(2)	Reflects the grant date fair value of the awards/grants made in fiscal 2008, 2009 and 2010 in accordance with FASB Accounting Standards Codification topic 718 (“ASC 718”). The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 28, 2011. These amounts do not purport to reflect the value that will be recognized by the named executive officers upon sale of the underlying securities.
(3)	Mr. Jeffries joined Taleo on November 8, 2010 at an annual base salary of $390,000 per year and an aggregate annual on-target bonus of $210,000.
(4)	Cash compensation was paid in Canadian dollars. Such amounts were converted to U.S. dollars using the average conversion ratio of: 0.9998 Canadian dollars per U.S. dollar on December 31, 2010; 0.9532 Canadian dollars per U.S. dollar on December 31, 2009; and 0.8183 Canadian dollars per U.S. dollar on December 31, 2008.
(5)	Cash compensation for January 1, 2008 to November 15, 2008 was paid in British pounds. Such amounts were converted to U.S. dollars using the average conversion rate of 1.4479 British pounds per U.S. dollar on December 31, 2008. Cash compensation for November 16, 2008 to December 31, 2008 was paid in U.S. dollars.
(6)	Represents $16,310 of relocation related expenses, $42,000 of US rental housing expense, $24,378 in tax reimbursement for relocation and housing expenses, $12,000 in car allowance, and $5,132 for expenses associated with spouse’s attendance at Taleo’s annual event for achievement of sales quota.

(7)	Represents $28,261 of relocation related expenses, $84,000 of US rental housing expense, $55,418 in tax reimbursement for relocation and housing expenses, $12,000 in car allowance, and $4,839 for expenses associated with spouse’s attendance at Taleo’s annual event for achievement of sales quota.
(8)	Represents $43,985 of relocation related expenses, $35,000 of US rental housing expenses, $32,400 in corresponding tax reimbursement for relocation and housing expenses, $19,174 in car allowance, $14,994 for expenses associated with spouse’s attendance at Taleo’s annual event for achievement of sales quota, and pension matching contributions by Taleo of $13,398.
(9)	Mr. Blessing became an executive officer of Taleo in 2010.
(10)	Mr. Faddis served as Interim Chief Financial Officer from October 1, 2010 to November 7, 2010.
(11)	Ms. Murray left Taleo on October 1, 2010.
(12)	Represents $9,666 for the nightly prorated expense associated with a corporate apartment in which Ms. Murray stayed in 2010 and $16,371 in commuting expenses.
(13)	Represents $11,132 for the nightly prorated expense associated with a corporate apartment in which Ms. Murray stayed in 2009, $20,238 in commuting expenses and 401(k) matching contributions by Taleo of $4,900.
(14)	Represents $10,507 for the nightly prorated expense associated with a corporate apartment in which Ms. Murray stayed in 2008 and 401(k) matching contributions by Taleo of $4,600.

Grants of Plan-Based Awards in 2010

The following table presents information concerning each grant of an award made to a named executive officer in 2010 under any plan.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		All Other Stock Awards:	All Other Option Awards:	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (1)
		Target ($)	Maximum ($)	Number of Shares of Stock (#)	Number of Securities Underlying Options (#)
Mr. Gregoire	—	550,000	825,000	—	—	—	—
	2/16/2010	—	—	50,984	—	—	1,079,841
	2/16/2010	—	—	—	90,940	21.18	1,053,967

Mr. Jeffries (2)	—	30,535	45,803	—	—	—	—
	11/8/2010	—	—	24,200	—	—	775,852
	11/8/2010	—	—	—	132,200	32.06	2,263,290

Mr. Gauvin (3)	—	227,455	341,182	—	—	—	—
	2/16/2010	—	—	19,930	—	—	422,117
	2/16/2010	—	—	—	35,549	21.18	412,002

Mr. Hudspith	—	330,000	495,000	—	—	—	—
	2/16/2010	—	—	16,802	—	—	355,866
	2/16/2010	—	—	—	29,969	21.18	347,332

Mr. Blessing	—	162,500	223,625	—	—	—	—
	2/16/2010	—	—	12,630	—	—	267,503
	2/16/2010	—	—	—	22,528	21.18	261,093
	8/3/2010	—	—	7,250	—	—	187,485
	8/3/2010	—	—	—	13,500	25.86	188,062

Mr. Faddis (4)	—	65,625	98,438	—	—	—	—
	5/3/2010	—	—	6,000	—	—	158,880
	8/3/2010	—	—	5,250	—	—	135,765
	8/3/2010	—	—	—	9,500	25.86	132,340

Ms. Murray	—	169,750	254,625	—	—	—	—
	2/16/2010	—	—	19,930	—	—	422,117
	2/16/2010	—	—	—	35,549	21.18	412,002

(1)	Reflects the grant date fair value of each equity award computed in accordance with ASC 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 28, 2011. These amounts do not purport to reflect the value that will be recognized by the named executive officers upon sale of the underlying securities.
(2)	Mr. Jeffries joined Taleo on November 8, 2010. Values in the table associated with non-equity incentive plan awards reflect prorated amounts for which Mr. Jeffries became eligible under Taleo’s executive bonus plan for his service from November 8, 2010 through December 31, 2010.
(3)	Cash compensation was paid in Canadian dollars. Such amounts were converted to US dollars using the average conversion rate of 0.9998 Canadian dollars per U.S. dollar on December 31, 2010.
(4)	Mr. Faddis became eligible to participate in the executive bonus plan on July 1, 2010. Values in the table associated with non-equity incentive plans reflect eligibility under the executive bonus plan from July 1, 2010 through December 31, 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table presents information concerning unexercised options and stock awards that have not vested for each named executive officer outstanding as of the end of 2010.

Name	Grant Date	Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options (#)						Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
		Vesting Commencement Date (1)		Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date
Mr. Gregoire	02/16/10	01/01/10	(3)	—	90,940	21.18	02/16/17	—	—
	05/12/09	01/01/09		28,750	31,250	15.87	05/12/19	—	—
	02/21/07	02/21/07		95,833	4,167	15.79	02/21/17	—	—
	12/14/05	12/14/05		50,000	—	13.75	12/14/15	—	—
	02/16/10	01/01/10	(4)	—	—	—	—	50,984	1,409,708
	05/12/09	01/01/09		—	—	—	—	33,750	933,188
	02/11/08	01/01/08		—	—	—	—	31,250	864,063

Mr. Jeffries	11/08/10	11/08/10	(3)	—	132,200	32.06	11/08/17	—	—
	11/08/10	01/01/11	(4)	—	—	—	—	24,200	669,130

Mr. Gauvin	02/16/10	01/01/10	(3)	—	35,549	21.18	02/16/17	—	—
	05/12/09	01/01/09		9,583	10,417	15.87	05/12/19	—	—
	02/21/07	02/21/07		11,875	1,250	15.79	02/21/17	—	—
	02/16/10	01/01/10	(4)	—	—	—	—	19,930	551,065
	05/12/09	01/01/09		—	—	—	—	11,250	311,063
	02/11/08	01/01/08		—	—	—	—	6,250	172,813

Mr. Hudspith	02/16/10	01/01/10	(3)	—	29,969	21.18	02/16/17	—	—
	05/12/09	01/01/09		7,187	7,813	15.87	05/12/19	—	—
	02/21/07	02/21/07		23,958	1,042	15.79	02/21/17	—	—
	08/24/05	08/19/05		40,000	—	14.00	08/24/15	—	—
	02/16/10	01/01/10	(4)	—	—	—	—	16,802	464,575
	05/12/09	01/01/09		—	—	—	—	8,438	233,311
	05/21/08	07/01/08		—	—	—	—	10,938	302,436
	02/11/08	01/01/08		—	—	—	—	6,250	172,813

Mr. Blessing	08/03/10	08/03/10	(3)	—	13,500	25.86	08/03/17	—	—
	02/16/10	01/01/10	(3)	—	22,528	21.18	02/16/17	—	—
	05/12/09	01/01/09		5,750	6,250	15.87	05/12/19	—	—
	05/10/07	04/04/07		32,083	2,917	17.91	05/10/17	—	—
	08/03/10	10/01/10	(4)	—	—	—	—	7,250	200,463
	02/16/10	01/01/10	(4)	—	—	—	—	12,630	349,220
	05/12/09	01/01/09		—	—	—	—	6,750	186,638
	02/11/08	01/01/08		—	—	—	—	6,250	172,813
	05/10/07	07/01/07		—	—	—	—	2,813	77,779

Mr. Faddis	08/03/10	08/03/10	(3)	—	9,500	25.86	08/03/17	—	—
	03/17/04	01/01/04		1,250	—	18.00	03/17/14	—	—
	08/03/10	10/01/10	(4)	—	—	—	—	5,250	145,163
	05/03/10	07/01/10	(4)	—	—	—	—	6,000	165,900
	05/12/09	07/01/09		—	—	—	—	6,532	180,610
	05/09/08	07/01/08		—	—	—	—	2,625	72,581
	05/10/07	04/01/07		—	—	—	—	750	20,738

Ms. Murray	—	—		—	—	—	—	—	—

(1)	Unless otherwise indicated, all options granted to named executive officers vest over a four-year period, at a rate of 1/4th upon the first anniversary of the vesting commencement date and then at a rate of 1/48th per month thereafter, and all stock awards vest over a four-year period, at a rate of 1/16th per quarter beginning on the vesting commencement date.
(2)	Market value of shares or units of stock that have not vested is computed by multiplying (i) $27.65, the closing price on the Nasdaq of Taleo’s Class A common stock on December 31, 2010, the last business day of fiscal 2010, by (ii) the number of shares or units of stock.
(3)	Option vests over a four-year period, at a rate of 1/4th upon the first anniversary of the vesting commencement date and then at a rate of 1/16th per quarter thereafter.
(4)	Stock award vests over a four-year period, at a rate of 1/4th upon the first anniversary of the vesting commencement date and then at a rate of 1/16th per quarter thereafter.

2010 Option Exercises and Stock Vested

The following table presents information concerning the aggregate number of shares for which options were exercised, and the aggregate number of shares that vested, during 2010 for each of the named executive officers.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Mr. Gregoire	195,254	(3)	2,946,063	40,000	1,033,900
Mr. Jeffries	—		—	—	—
Mr. Gauvin	29,375	(3)	389,794	12,500	320,288
Mr. Hudspith	—		—	18,750	480,425
Mr. Blessing	—		—	11,750	303,705
Mr. Faddis	7,500	(3)	102,000	7,218	183,863
Ms. Murray	46,146	(4)	664,947	17,500	452,331

(1)	Reflects the difference between the market price of Taleo’s Class A common stock at exercise and the exercise price of the option.
(2)	Reflects the closing price of Taleo’s Class A common stock on the vesting date.
(3)	Exercises were made pursuant to a Rule 10b5-1 trading plan.
(4)	30,938 shares were exercised pursuant to a Rule 10b5-1 trading plan.

Potential Payments upon Termination or Change of Control

Termination or Change of Control Arrangements

Employment Agreement with Michael Gregoire

In January 2010, Taleo entered into an amended employment agreement with Mr. Gregoire, Taleo’s president and chief executive officer, for a term of four years.

Under the employment agreement, if Mr. Gregoire’s employment is terminated by us without cause or Mr. Gregoire resigns for good reason, as such terms are defined in the employment agreement, Mr. Gregoire will, after signing a release agreement, be entitled to receive (i) for any bonus period partially completed at the time Mr. Gregoire’s employment is terminated, a lump sum payment equal to the daily pro-rated amount of Mr. Gregoire’s then current quarterly bonus (if any) and annual bonus, at a 100% goal achievement rate, (ii) a lump sum payment equal to 150% of his then current annual base salary payable within 30 days of such termination or resignation, and (iii) reimbursement of health coverage premiums for 18 months following termination or resignation or until the date Mr. Gregoire becomes eligible for substantially equivalent health insurance from another employer. In addition, Mr. Gregoire will receive immediate vesting with respect to outstanding equity awards that would have vested had Mr. Gregoire remained employed for an additional 18 months from the date of termination of employment, and he will be permitted to exercise vested options for 12 months following termination of employment.

In addition to the foregoing severance benefits, if Mr. Gregoire’s employment is terminated without cause or Mr. Gregoire resigns for good reason, and either such event takes place within 60 days prior to or 18 months following a change of control, as such term is defined in the employment agreement, Mr. Gregoire will be entitled to receive (i) a lump sum payment equal to 150% of his then current annual base salary plus 150% of his target bonus for the year of termination (in lieu of (ii) above), and (ii) all of Mr. Gregoire’s unvested outstanding equity awards will vest immediately.

Also, Mr. Gregoire is subject to a nonsolicitation covenant for 12 months following termination of employment, as well as customary confidentiality and nondisclosure covenants for the term of employment and thereafter.

Employment Agreement with Douglas Jeffries

In November 2010, Taleo entered into an employment agreement with Mr. Jeffries, Taleo’s executive vice president and chief financial officer, for a term of four years.

Under the employment agreement, if Mr. Jeffries’s employment is terminated by us without cause or Mr. Jeffries resigns for good reason, as such terms are defined in the employment agreement, Mr. Jeffries will, after signing a release agreement, be entitled to receive (i) a lump sum prorated bonus payment for any partially completed bonus periods, at an assumed 100% goal achievement rate, (ii) a lump sum payment equal to 100% of Mr. Jeffries’s then current annual base salary, and (iii) if Mr. Jeffries elects to continue coverage under COBRA, reimbursement of COBRA premiums until the earliest of (1) 12 months following termination or resignation, (2) the expiration of coverage, or (3) the date Mr. Jeffries becomes eligible for substantially equivalent health insurance in connection with new or self-employment. In addition, Mr. Jeffries will receive immediate vesting with respect to outstanding equity awards that would have vested had Mr. Jeffries remained employed for an additional six months from the date of termination of employment.

Further, if Mr. Jeffries’s employment is terminated without cause or Mr. Jeffries resigns for good reason, and either such event takes place within 60 days prior to or 18 months following a change of control, as such term is defined in the employment agreement, Mr. Jeffries will be entitled to receive (i) a lump sum prorated bonus payment for any partially completed bonus periods, at an assumed 100% goal achievement rate, (ii) a lump sum payment equal to 100% of Mr. Jeffries’s then current annual base salary, (iii) a lump sum payment equal to 100% of Mr. Jeffries’s then current target annual bonus, and (iv) if Mr. Jeffries elects to continue coverage under COBRA, reimbursement of COBRA premiums until the earliest of (1) 12 months following termination or resignation, (2) the expiration of coverage, or (3) the date Mr. Jeffries becomes eligible for substantially equivalent health insurance in connection with new or self-employment. In addition, all of Mr. Jeffries’s outstanding equity awards will vest or be released from restriction immediately.

Also, Mr. Jeffries is subject to nonsolicitation covenants for 12 months following a termination or resignation of employment that would result in the severance payments described above, as well as customary confidentiality covenants for the term of employment and thereafter.

Employment Agreement with Guy Gauvin

In January 2010, Taleo (Canada) Inc., a subsidiary of Taleo, entered into an amended employment agreement with Mr. Gauvin, Taleo’s executive vice president, global services, for a term of four years.

Under the employment agreement, if Mr. Gauvin’s employment is terminated by us without cause or Mr. Gauvin resigns for good reason, as such terms are defined in the employment agreement, Mr. Gauvin will, after signing a release agreement, be entitled to receive (i) a lump sum prorated bonus payment for any partially completed bonus periods, at an assumed 100% goal achievement rate, (ii) a lump sum payment equal to 100% of Mr. Gauvin’s then current annual base salary, and (iii) if Mr. Gauvin elects to continue coverage under COBRA, reimbursement of COBRA premiums until the earliest of (1) 12 months following termination or resignation, (2) the expiration of coverage, or (3) the date Mr. Gauvin becomes eligible for substantially equivalent health insurance in connection with new or self-employment. In addition, Mr. Gauvin will receive immediate vesting with respect to outstanding equity awards that would have vested had Mr. Gauvin remained employed for an additional six months from the date of termination of employment.

Further, if Mr. Gauvin’s employment is terminated without cause or Mr. Gauvin resigns for good reason, and either such event takes place within sixty (60) days prior to or eighteen (18) months following a change of control, as such term is defined in the employment agreement, Mr. Gauvin will be entitled to receive (i) a lump sum prorated bonus payment for any partially completed bonus periods, at an assumed 100% goal achievement rate, (ii) a lump sum payment equal to 100% of Mr. Gauvin’s then current annual base salary, (iii) a lump sum equal to 100% of Mr. Gauvin’s then current target annual bonus, and (iv) if Mr. Gauvin elects to continue coverage under COBRA, reimbursement of COBRA premiums until the earliest of (1) 12 months following termination or resignation, (2) the expiration of coverage, or (3) the date Mr. Gauvin becomes eligible for substantially equivalent health insurance in connection with new or self-employment. In addition, all of Mr. Gauvin’s outstanding equity awards will vest or be released from restriction immediately.

Also, Mr. Gauvin is subject to nonsolicitation covenants for 12 months following a termination or resignation of employment that would result in the severance payments described above, as well as customary confidentiality covenants for the term of employment and thereafter.

Employment Agreement with Neil Hudspith

In January 2010, Taleo entered into an amended employment agreement with Mr. Hudspith, Taleo’s executive vice president, worldwide field operations and chief customer officer, for a term of four years.

Under the employment agreement, if Mr. Hudspith’s employment is terminated by us without cause or Mr. Hudspith resigns for good reason, as such terms are defined in the employment agreement, Mr. Hudspith will, after signing a release agreement, be entitled to receive (i) a lump sum prorated bonus payment for any partially completed bonus periods, at an assumed 100% goal achievement rate, (ii) a lump sum payment equal to 100% of Mr. Hudspith’s then current annual base salary, and (iii) if Mr. Hudspith elects to continue coverage under COBRA, reimbursement of COBRA premiums until the earliest of (1) 12 months following termination or resignation, (2) the expiration of coverage, or (3) the date Mr. Hudspith becomes eligible for substantially equivalent health insurance in connection with new or self-employment. In addition, Mr. Hudpsith will receive immediate vesting with respect to outstanding equity awards that would have vested had Mr. Hudspith remained employed for an additional six months from the date of termination of employment.

Further, if Mr. Hudspith’s employment is terminated without cause or Mr. Hudspith resigns for good reason, and either such event takes place within 60 days prior to or 18 months following a change of control, as such term is defined in the employment agreement, Mr. Hudspith will be entitled to receive (i) a lump sum prorated bonus payment for any partially completed bonus periods, at an assumed 100% goal achievement rate, (ii) a lump sum payment equal to 100% of Mr. Hudspith’s then current annual base salary, (iii) a lump sum equal to 100% of Mr. Hudspith’s then current target annual bonus, and (iv) if Mr. Hudspith elects to continue coverage under COBRA, reimbursement of COBRA premiums until the earliest of (1) 12 months following termination or resignation, (2) the expiration of coverage, or (3) the date Mr. Hudspith becomes eligible for substantially equivalent health insurance in connection with new or self-employment. In addition, all of Mr. Hudspith’s outstanding equity awards will vest or be released from restriction immediately.

Also, Mr. Hudspith is subject to nonsolicitation covenants for 12 months following a termination or resignation of employment that would result in the severance payments described above, as well as customary confidentiality covenants for the term of employment and thereafter.

Employment Agreement with Jason Blessing

In January 2010, Taleo entered into an employment agreement with Mr. Blessing, Taleo’s senior vice president, products and technology, for a term of four years.

Under the employment agreement, if Mr. Blessing’s employment is terminated by us without cause, as such term is defined in the employment agreement, Mr. Blessing will, after signing a release agreement, be entitled to receive (i) a lump sum prorated bonus payment for any partially completed bonus periods, at an assumed 100% goal achievement rate, (ii) a lump sum payment equal to 50% of Mr. Blessing’s then current annual base salary, and (iii) if Mr. Blessing elects to continue coverage under COBRA, reimbursement of COBRA premiums until the earliest of (1) six months following termination of employment, (2) the expiration of coverage, or (3) the date Mr. Blessing becomes eligible for substantially equivalent health insurance in connection with new or self-employment.

Further, in the event Mr. Blessing’s employment is terminated without cause or Mr. Blessing resigns for good reason, and either such event takes place within sixty (60) days prior to or eighteen (18) months following a change of control, as such term is defined in the employment agreement, Mr. Blessing will be entitled to receive (i) a lump sum prorated bonus payment for any partially completed bonus periods, at an assumed 100% goal achievement rate, (ii) a lump sum payment equal to 50% percent of Mr. Blessing’s then current annual base salary, (iii) a lump sum payment equal to 50% percent of Mr. Blessing’s then current target annual bonus, and (iv) if Mr. Blessing elects to continue coverage under COBRA, reimbursement of COBRA premiums until the earliest of (1) six months following termination of employment, (2) the expiration of coverage, or (3) the date Mr. Blessing becomes eligible for substantially equivalent health insurance in connection with new or self-employment. In addition, all of Mr. Blessing’s outstanding equity awards will vest or be released from restriction immediately.

Also, Mr. Blessing is subject to nonsolicitation covenants for 12 months following a termination or resignation of employment that would result in the severance payments described above, as well as customary confidentiality covenants for the term of employment and thereafter.

Employment Agreement with Josh Faddis

In July 2010, Taleo entered into an employment agreement with Mr. Faddis, Taleo’s senior vice president and general counsel and former interim chief executive officer, for a term of four years.

Under the employment agreement, if Mr. Faddis’s employment is terminated by us without cause, as such term is defined in the employment agreement, Mr. Faddis will, after signing a release agreement, be entitled to receive (i) a lump sum prorated bonus payment for any partially completed bonus periods, at an assumed 100% goal achievement rate, (ii) a lump sum payment equal to 50% of Mr. Faddis’s then current annual base salary, and (iii) if Mr. Faddis elects to continue coverage under COBRA, reimbursement of COBRA premiums until the earliest of (1) six months following termination of employment, (2) the expiration of coverage, or (3) the date Mr. Faddis becomes eligible for substantially equivalent health insurance in connection with new or self-employment

Further, if Mr. Faddis’s employment is terminated without cause or Mr. Faddis resigns for good reason, and either such event takes place within sixty (60) days prior to or eighteen (18) months following a change of control, as such term is defined in the employment agreement, Mr. Faddis will be entitled to receive (i) for any partially completed bonus periods, a lump sum equal to the daily prorated amount of Mr. Faddis’s then current quarterly and annual bonuses, (ii) an additional lump sum equal to 50% of Mr. Faddis’s then current annual base salary, (iii) an additional lump sum equal to 50% of Mr. Faddis’s then current target bonus, and (iv) if Mr. Faddis elects to continue coverage under COBRA, reimbursement of COBRA premiums until the earliest of (1) six months following termination of employment, (2) the expiration of coverage, or (3) the date Mr. Faddis becomes eligible for substantially equivalent health insurance in connection with new or self-employment. In addition, all of Mr. Faddis’s outstanding equity awards will vest or be released from restriction immediately.

Also, Mr. Faddis is subject to nonsolicitation covenants for 12 months following a termination or resignation of employment that would result in the severance payments described above, as well as customary confidentiality covenants for the term of employment and thereafter.

Employment Agreement with Katy Murray

In January 2010, Taleo entered into an amended employment agreement with Ms. Murray, Taleo’s former executive vice president and chief financial officer. Ms. Murray resigned from Taleo, effective October 1, 2010 and was not entitled to any severance payments upon termination of her employment.

Section 409A of the Internal Revenue Code

Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although Taleo does not maintain a traditional nonqualified deferred compensation plan, Section 409A does apply to certain severance arrangements and equity awards. Consequently, to assist in avoiding additional tax under Section 409A, Taleo has structured the employment agreements described above and structured its equity awards in a manner intended to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable Section 409A requirements.

Estimated Payments upon Termination or Change of Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above. Payments and benefits are estimated assuming that the triggering event took place on December 31, 2010 on which the closing price per share of Taleo’s Class A common stock on the NASDAQ Global Market was $27.65, and applying the terms of the employment agreements that are in effect as of the date of this proxy (as described above). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Name	Type of Benefit	Potential Payments upon Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason (1)
		Not in Connection With a Change in Control ($)	In Connection With a Change in Control ($) (2)
Mr. Gregoire	Cash Severance — 150% of Base Pay	750,000	750,000
	Cash Severance — Prorated Bonus for Periods Worked (3)	343,750	343,750
	Cash Severance — 150% of Target Bonus	—	825,000
	Continued Coverage of Employee Benefits (4)	29,678	29,678
	Vesting Acceleration (5)	2,924,552	4,212,884

	Total Termination Benefits	4,047,980	6,161,312

Mr. Jeffries	Cash Severance — 100% of Base Pay	390,000	390,000
	Cash Severance — Prorated Bonus for Periods Worked (3)	131,250	131,250
	Cash Severance — 100% of Target Bonus	—	210,000
	Continued Coverage of Employee Benefits (4)	19,785	19,785
	Vesting Acceleration (5)	—	669,130

	Total Termination Benefits	541,035	1,420,165

Mr. Gauvin	Cash Severance — 100% of Base Pay	227,455	227,455
	Cash Severance — Prorated Bonus for Periods Worked (3)	142,160	142,160
	Cash Severance — 100% of Target Bonus	—	227,455
	Continued Coverage of Employee Benefits (4)	3,361	3,361
	Vesting Acceleration (5)	426,604	1,402,478

	Total Termination Benefits	799,580	2,002,909

Mr. Hudspith	Cash Severance — 100% of Base Pay	330,000	330,000
	Cash Severance — Prorated Bonus for Periods Worked (3)	206,250	206,250
	Cash Severance — 100% of Target Bonus	—	330,000
	Continued Coverage of Employee Benefits (4)	13,961	13,961
	Vesting Acceleration (5)	447,609	1,471,428

	Total Termination Benefits	997,820	2,351,639

Mr. Blessing	Cash Severance — 50% of Base Pay	149,500	149,500
	Cash Severance — Prorated Bonus for Periods Worked (3)	100,625	100,625
	Cash Severance — 50% of Target Bonus	—	80,500
	Continued Coverage of Employee Benefits (4)	9,893	9,893
	Vesting Acceleration (5)	—	1,258,869

	Total Termination Benefits	260,018	1,599,387

Name	Type of Benefit	Potential Payments upon Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason (1)
		Not in Connection With a Change in Control ($)	In Connection With a Change in Control ($) (2)
Mr. Faddis	Cash Severance — 50% of Base Pay	121,875	121,875
	Cash Severance — Prorated Bonus for Periods Worked (3)	82,031	82,031
	Cash Severance — 50% of Target Bonus	—	65,625
	Continued Coverage of Employee Benefits (4)	9,893	9,893
	Vesting Acceleration (5)	—	601,996

	Total Termination Benefits	213,799	881,420

(1)	Messrs. Blessing and Faddis are not entitled to any payments set forth in this table in the event of voluntary termination for good reason not in connection with a change in control.
(2)	Reflects benefits in the event of involuntary termination other than for cause or voluntary termination for good reason within sixty days before or 18 months following a change of control.
(3)	In the event of a termination prior to completion of a bonus measurement period under the executive bonus plan, executive is entitled to a prorated bonus payment for any partially completed bonus periods at a rate that assumes 100% achievement of plan objectives. Calculations in the table above assume payment of 12.5% of the annual on-target bonus for the fourth quarter of 2010 and 50% of the annual on-target bonus for the annual component of the executive bonus plan.
(4)	Reflects the annual cost of COBRA coverage to maintain the benefits currently provided.
(5)	Reflects the aggregate market value of unvested option grants and unvested stock awards. For unvested option grants, aggregate market value is computed by multiplying (i) the difference between $27.65 and the exercise price of the option, by (ii) the number of shares underlying unvested options at December 31, 2010. For unvested stock awards, aggregate market value is computed by multiplying (i) $27.65, by (ii) the number of unvested awards outstanding as of December 31, 2010.

Compensation of Directors

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2010. Mr. Gregoire, who is an employee, does not receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3) (4)	Option Awards ($) (2) (4)	Total ($)
Current Directors:
Gary Bloom	37,500	159,993	—	197,493
Patrick Gross	36,250	159,993	—	196,243
Greg Santora	50,000	159,993	—	209,993
Jeffrey Schwartz	31,250	159,993	—	191,243
Jonathan Schwartz	11,094	—	440,612	451,706
Jeffrey Stiefler	67,486	159,993	—	227,479
Michael Tierney	40,000	159,993	—	199,993
James Tolonen	14,470	—	440,612	455,082
Former Directors:
Eric Herr (5)	32,500	—	—	32,500

(1)

Each director may elect to receive up to 50% of his compensation in cash (with the exception of the lead independent director who may receive 100%), with the balance paid in the form of restricted stock grants, which are subject to vesting restrictions that lapse over time. For fiscal 2010, the directors elected to receive the following amounts in the form of restricted stock grants: $37,461 for Mr. Bloom; $36,201 for Mr. Gross; $9,737 for Mr. Herr; $24,956 for Mr. Santora; $31,221 for Mr. Jeffrey Schwartz; $7,186 for Mr. Jonathan Schwartz; $67,463 for Mr. Stiefler; $39,952 for Mr. Tierney; and $4,672 for Mr. Tolonen. These amounts are reflected in the table above.

(2)	Reflects the grant date fair value of the shares in accordance with ASC 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 28, 2011. These amounts do not correspond to the actual value that will be realized by the directors.
(3)	In fiscal 2010, each of our then-current non-employees directors received an award of 6,088 shares of restricted stock on May 13, 2010, with a grant date fair value of $159,993 computed in accordance with ASC 718. The restricted stock issued in lieu of cash compensation described in footnote (1) above had a grant date fair value of $0, computed in accordance with ASC 718, on the respective dates of grant. Messrs. Jonathan Schwartz and Tolonen joined the Board of Directors in August 2010.
(4)	As of December 31, 2010, the aggregate number of shares underlying stock awards and options outstanding for each of our current non-employee directors was:

Name	Aggregate Number of Shares Underlying Stock Awards Outstanding	Aggregate Number of Shares Underlying Options Outstanding
Mr. Bloom	6,088	25,000
Mr. Gross	6,088	31,000
Mr. Santora	6,088	25,000
Mr. Jeffrey Schwartz	6,088	—
Mr. Jonathan Schwartz	—	35,000
Mr. Stiefler	6,088	35,000
Mr. Tierney	6,088	6,000
Mr. Tolonen	—	35,000

(5)	Mr. Herr retired from the Board of Directors on May 13, 2010.

Standard Director Compensation Arrangements

Taleo uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board of Directors. The Corporate Governance and Nominating Committee of the Board of Directors conducts an annual review of director compensation and, if appropriate, recommends any changes in the type or amount of compensation to the Board of Directors. In reviewing director compensation, the Corporate Governance and Nominating Committee takes into consideration the compensation paid to non-employee directors of comparable companies, including competitive non-employee director compensation data and analyses prepared by compensation consulting firms and the specific duties and committee responsibilities of particular directors. Any change in director compensation is approved by the Board of Directors.

Cash Compensation

Non-employee directors receive annual cash fees for service on the Board of Directors and its various committees. Taleo’s non-employee directors currently receive the following cash compensation:

•	a cash payment of $25,000 per year for board membership;

•	a cash payment of $25,000 per year for serving as chairman of the Audit Committee, or a cash payment of $12,500 per year for serving as a member of the Audit Committee;

•	a cash payment of $7,500 per year for serving as chairman of the Compensation Committee, or a cash payment of $3,750 per year for serving as a member of the Compensation Committee;

•

a cash payment of $5,000 per year for serving as chairman of the Corporate Governance and Nominating Committee, or a cash payment of $2,500 per year for serving as a member of the Corporate Governance and Nominating Committee; and

•	a cash payment of $5,000 per year for serving as chairman of the Transaction Committee, or a cash payment of $2,500 per year for serving as a member of the Transaction Committee.

•	a cash payment of $25,000 per year for serving as Lead Independent Director.

Each director may elect to receive up to 100% of cash compensation in the form of restricted stock or restricted stock units and must receive no less than 50% of cash compensation in the form of restricted stock or restricted stock units. Restricted stock grants in lieu of cash payment are generally made at the beginning of each fiscal quarter and Taleo’s repurchase right lapses at the end of each fiscal quarter. Directors do not receive cash compensation for attending meetings of the Board of Directors or board committees.

Equity Compensation

A new non-employee director will receive an initial, one-time option to purchase 35,000 shares, which vests as to one-third of the shares on each anniversary of the grant date. In addition, on the date of the annual meeting of stockholders, non-employee directors shall be granted restricted stock or restricted stock units with a fair market value on the date of grant equal to $160,000. Taleo’s repurchase right with respect to such restricted stock shall lapse on the one year anniversary of the date of grant.

Other Arrangements

Non-employee directors also have their travel, lodging and related expenses associated with attending board or committee meetings and for participating in board-related activities paid or reimbursed by Taleo.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under Taleo’s equity compensation plans as of December 31, 2010.

Plan category	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (#)
Equity compensation plans approved by security holders (1) (3)	3,373,410	18.76	4,383,893
Equity compensation plans not approved by security holders (2)	144,898	14.04	0

Total	3,518,308		4,383,893

(1)	Included in this amount are 1,159,075 shares available for future issuance under the Employee Stock Purchase Plan.
(2)

Amounts correspond to Taleo’s 2005 Stock Plan. In August 2005, the Board of Directors reserved 400,000 shares of Class A common stock under the 2005 Stock Plan for the grant of nonstatutory stock options to Taleo’s employees and consultants. The maximum term of a stock option granted under the 2005 Stock Plan is ten years. Generally, stock options will terminate three months after the optionee’s service to us or a parent or subsidiary company ends. If the termination is due to the optionee’s death or disability, the exercise period generally is extended to 12 months after death or termination of employment. Stock options granted under the 2005 Stock Plan are not transferable and may be exercised only by the optionee during his or her lifetime (or by his or her designated beneficiary or heir). The 2005 Stock Plan provides that in the event of a merger or sale of substantially all of our assets, the successor corporation will assume or substitute each outstanding option. If the outstanding options are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise the option as to all of the shares subject to the outstanding option, including shares which would not otherwise be exercisable, for a period of time as determined by the administrator. The option will terminate upon expiration of such period.

(3)	On July 1, 2008, Taleo assumed outstanding stock options from Vurv Technology, Inc. At December 31, 2010, there were 64,492 shares included in this number that are outstanding under the options assumed from Vurv.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Taleo’s Class A common stock, as of March 31, 2011, for the following:

•	Each person (or group of affiliated persons) who is known by us to beneficially own 5% of the outstanding shares of our Class A common stock;

•	Each of our non-employee directors;

•	Each of our named executive officers; and

•	All directors and current executive officers of Taleo as a group.

Name of Beneficial Owner (1)	Shares Beneficially Owned (2) Class A Common Stock
	Number of Shares	%
5% Stockholders:

BlackRock, Inc. (3)	4,156,151	10.2
40 East 52 nd Street New York, New York 10022

FMR LLC (4)	3,545,415	8.7
82 Devonshire Street Boston, Massachusetts 02109

Franklin Resources, Inc. (5)	2,899,568	7.1
One Franklin Parkway San Mateo, California 94403

T. Rowe Price Associates, Inc. (6)	2,405,008	5.9
100 E. Pratt Street Baltimore, Maryland 21202

Non-Employee Directors:
Gary Bloom (7)	56,508	*
Patrick Gross (8)	44,340	*
Greg Santora (9)	54,875	*
Jeffrey Schwartz (10)	6,944	*
Jonathan Schwartz	16,613	*
Jeffrey Stiefler (11)	44,843	*
Michael Tierney (12)	516,358	1.3
James Tolonen	5,321	*

Named Executive Officers:
Michael Gregoire (13)	359,905	*
Douglas Jeffries	—	*
Guy Gauvin (14)	19,854	*
Neil Hudspith (15)	106,040	*
Jason Blessing (16)	77,047	*
Jonathan Faddis (17)	8,507	*
Katy Murray	—	*
All directors and current executive officers as a group (13 persons) (18)	1,308,648	3.2

*	Represents less than 1%.

(1)	Unless otherwise indicated in the table, the address for each listed person is c/o Taleo Corporation, 4140 Dublin Boulevard, Suite 400, Dublin, California 94568.
(2)	The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of March 31, 2011, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Percentage beneficially owned is based on 40,926,909 shares of Class A common stock outstanding on March 31, 2011.
(3)	This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on March 11, 2011.
(4)	This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 14, 2011.
(5)	This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 10, 2011.
(6)	This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 11, 2011.
(7)	Includes 25,000 shares subject to options that are exercisable within 60 days of March 31, 2011 and 6,088 restricted stock shares which may be reacquired by the company within 60 days of March 31, 2011.
(8)	Includes 31,000 shares subject to options that are exercisable within 60 days of March 31, 2011 and 6,088 restricted stock shares which may be reacquired by the company within 60 days of March 31, 2011.
(9)	Includes 25,000 shares subject to options that are exercisable within 60 days of March 31, 2011 and 6,088 restricted stock shares which may be reacquired by the company within 60 days of March 31, 2011.
(10)	Includes 6,088 restricted stock shares which may be reacquired by the company within 60 days of March 31, 2011.
(11)	Includes 23,334 shares subject to options that are exercisable within 60 days of March 31, 2011 and 6,088 restricted stock shares which may be reacquired by the company within 60 days of March 31, 2011.
(12)	Includes 6,000 shares subject to options that are exercisable within 60 days of March 31, 2011 and 6,088 restricted stock shares which may be reacquired by the company within 60 days of March 31, 2011.
(13)	Includes 163,417 shares subject to options that are exercisable within 60 days of March 31, 2011, 45,000 restricted stock shares which may be reacquired by the company within 60 days of March 31, 2011, and 3,186 restricted stock units which vest within 60 days of March 31, 2011.
(14)	Includes 16,109 shares subject to options that are exercisable within 60 days of March 31, 2011 and 3,745 restricted stock units which vest within 60 days of March 31, 2011.
(15)	Includes 83,115 shares subject to options that are exercisable within 60 days of March 31, 2011, 18,126 restricted stock shares which may be reacquired by the company within 60 days of March 31, 2011, and 1,050 restricted stock units which vest within 60 days of March 31, 2011.
(16)	Includes 49,040 shares subject to options that are exercisable within 60 days of March 31, 2011, 9,938 restricted stock shares which may be reacquired by the company within 60 days of March 31, 2011, and 789 restricted stock units which vest within 60 days of March 31, 2011.
(17)	Includes 1,875 restricted stock shares which vest within 60 days of March 31, 2011 and 594 restricted stock units which vest within 60 days of March 31, 2011.
(18)	Includes 422,015 shares subject to options that are exercisable within 60 days of March 31, 2011, 73,064 restricted stock shares which may be reacquired by the company within 60 days of March 31, 2011, and 8,770 restricted stock units which vest within 60 days of March 31, 2011.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with the charter for the Audit Committee of the Board of Directors, our Audit Committee reviews and approves in advance in writing any proposed related person transactions. The most significant related person transactions, particularly those involving our directors and officers, must be reviewed and approved in writing in advance by our Board of Directors. Taleo will report all such material related person transactions under applicable accounting rules, federal securities laws and SEC rules and regulations. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to Taleo. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

The individuals and entities that are considered “related persons” include:

•	Directors, nominees for director and executive officers of Taleo;

•	Any person known to be the beneficial owner of five percent or more of Taleo’s Class A common stock (a “5% Stockholder”); and

•	Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer and 5% Stockholder.

Related Person Transactions

There were no disclosable related person transactions since the beginning of our last fiscal year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Taleo’s executive officers and directors, and persons who own more than 10% of a registered class of Taleo’s equity securities (“10% Stockholders”), to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such executive officers, directors and 10% Stockholders are also required by SEC rules to furnish Taleo with copies of all such forms that they file.

Based solely on its review of the copies of such forms furnished to Taleo and written representations that no other forms were required to be filed during 2010, Taleo believes that its executive officers, directors and 10% Stockholders have complied with all Section 16(a) filing requirements applicable to them, except that Carol Richwood, Taleo’s principal accounting officer, filed a late Form 4 reporting one transaction in July 2010.

AUDIT COMMITTEE REPORT

The primary role of the Audit Committee is to provide oversight and monitoring of Taleo’s management and the independent registered public accounting firm and their activities with respect to Taleo’s financial reporting process. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with PricewaterhouseCoopers LLP and management;

•

discussed with PricewaterhouseCoopers LLP, Taleo’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board; and

•

received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning its independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based upon the review and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Taleo’s Annual Report on Form 10-K for the year ended December 31, 2010.

Respectfully submitted by the members of the Audit Committee of the Board of Directors

Greg Santora

Michael Tierney

James Tolonen

OTHER MATTERS

Taleo knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as Taleo may recommend.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote at your earliest convenience on the Internet or by telephone as instructed on the enclosed proxy card, or by executing and returning the accompanying proxy in the enclosed envelope.

THE BOARD OF DIRECTORS

Dublin, California

April 15, 2011

Taleo Corporation IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Eastern Time, on May 16, 2011. Vote by Internet • Log on to the Internet and go to www.investorvote.com/TLEO • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. C123456789 Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 4, and 1 YEAR on Proposal 3. 1. Election of Directors: For Withhold For Withhold For Withhold + 01—Patrick Gross 02—Jeffrey Schwartz 03—Jeffrey Stiefler *To serve as Class III Directors for a term of three years or until their respective successors have been duly elected and qualified. For Against Abstain 1 Yr 2 Yrs 3 Yrs Abstain 2. An advisory vote on the approval of executive compensation. 3. An advisory vote on the approval of the frequency of holding future advisory votes 4. Proposal to ratify the appointment of PricewaterhouseCoopers on executive compensation. LLP as Taleo’s independent registered public accounting firm for the fiscal year ending December 31, 2011. In their discretion, the proxies and attorneys-in-fact are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: This proxy card should be marked, dated, and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, all should sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 1 1 3 7 6 1 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01BMYB

3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Taleo Corporation ANNUAL MEETING OF STOCKHOLDERS, MAY 17, 2011 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TALEO CORPORATION The undersigned stockholder of Taleo Corporation (“Taleo”), a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, each dated April 15, 2011, and, revoking all prior proxies, hereby appoints Michael Gregoire and Douglas Jeffries, or either of them, proxies and attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Taleo to be held on May 17, 2011 at 3:00 p.m., Pacific time, at 4140 Dublin Boulevard, Suite 400, Dublin, California 94568 and at any adjournment or postponement thereof, and to vote all shares of Class A common stock that the undersigned would be entitled to vote if there personally present upon such business as may properly come before the meeting, including the items on the reverse side of this form. The Board of Directors recommends a vote “FOR” the election of the director nominees listed in Proposal 1, “FOR” Proposals 2 and 4, and “1 YEAR” for Proposal 3. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 4, AND 1 YEAR FOR PROPOSAL 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.